PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(B)(3)
(To Prospectus dated July 9, 2004)	Registration No. 333-114998

LITHIUM TECHNOLOGY CORPORATION

68,709,282 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 9, 2004, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 68,709,282 shares of common stock of Lithium Technology Corporation.

This prospectus supplement includes our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, which was filed with the Securities and Exchange Commission on November 24, 2004.

The information contained in the report included in this prospectus supplement is dated as of the period of such report. This prospectus supplement should be read in conjunction with the prospectus dated July 9, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated July 9, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 1, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-QSB

(Mark One)

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the Quarterly Period ended September 30, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from              to

Commission File Number 1-10446

LITHIUM TECHNOLOGY CORPORATION

(Name of Small Business Issuer in Its Charter)

DELAWARE	13-3411148
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5115 CAMPUS DRIVE, PLYMOUTH MEETING, PENNSYLVANIA 19462

(Address of Principal Executive Offices) (Zip Code)

(610) 940-6090

(Issuer’s Telephone Number, Including Area Code)

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PAST FIVE YEARS

Check whether the issuer has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court.    Yes  ☐    No  ☐

APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: As of November 19, 2004, 40,840,340 shares of common stock.

Transitional Small Business Disclosure Format (check one):    Yes  ☐    No  ☒

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

FORM 10-QSB

FOR THE QUARTER ENDED SEPTEMBER 30, 2004

INDEX

		PAGE
	PART 1—FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS	3

	Condensed Consolidated Balance Sheets—September 30, 2004 and December 31, 2003	3

	Condensed Consolidated Statements of Operations and Comprehensive Loss-Three and Nine Months Ended September 30, 2004 and 2003, and period from February 12, 1999 (inception of development stage) to September 30, 2004	4

	Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)—Nine Months Ended September 30, 2004	5

	Condensed Consolidated Statements of Cash Flows—Nine Months Ended September 30, 2004 and 2003, and period from February 12, 1999 (inception of development stage) to September 30, 2004	6

	Notes to Condensed Consolidated Financial Statements—September 30, 2004	7

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20

ITEM 3.	CONTROLS AND PROCEDURES	41

	PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS	43

ITEM 2.	CHANGES IN SECURITIES AND USE OF PROCEEDS	43

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES	44

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS	44

ITEM 5.	OTHER INFORMATION	44

ITEM 6.	EXHIBITS AND REPORTS ON FORM 8-K	44

PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$63,000	$127,000
Accounts receivable	54,000	16,000
Inventories	83,000	105,000
Related party receivable	143,000	124,000
Prepaid expenses and other current assets	694,000	627,000

Total current assets	1,037,000	999,000
Due from related parties	3,323,000	3,203,000
Property and equipment, net	6,018,000	5,635,000
Intangibles, net	8,490,000	9,084,000
Other assets	225,000	20,000

Total assets	$19,093,000	$18,941,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$3,393,000	1,381,000
Accrued salaries	626,000	509,000
Notes payable	—	63,000
Current portion of long term debt	636,000	659,000
Payable to related party	808,000	1,453,000
Shares issued subject to exchange into convertible notes, net of cost of issue	3,977,000	—
Other current liabilities and accrued expenses	1,316,000	440,000

Total current liabilities	10,756,000	4,505,000
LONG-TERM LIABILITIES, LESS CURRENT PORTION	12,193,000	35,067,000
CONVERTIBLE DEBT SECURITIES	3,064,000	12,609,000

Total liabilities	26,013,000	52,181,000

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $.01 per share, Authorized— 100,000 shares; Issued and outstanding none and 1000 shares Series A Convertible Preferred Stock	—	—
Common stock, par value $.01 per share, Authorized— 125,000,000 shares; Issued and outstanding 39,840,340 and 4,411,770 shares	398,000	44,000
Additional paid-in capital	49,553,000	10,678,000

Cumulative translation adjustments	(5,947,000)	(6,383,000)
Accumulated Deficit	(200,000)	(200,000)

Deficit accumulated during development stage	(50,724,000)	(37,379,000)

Total stockholders’ deficit	(6,920,000)	(33,240,000)

Total liabilities and stockholders’ deficit	$19,093,000	$18,941,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

					PERIOD FROM FEBRUARY 12, 1999
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,		(INCEPTION OF DEVELOPMENT STAGE) TO SEPTEMBER 30
	2004	2003	2004	2003	2004
REVENUES
Development contracts and prototype sales	$93,000	$126,000	$424,000	$285,000	$775,000

COSTS AND EXPENSES
Engineering, research and development	1,300,000	1,182,000	4,208,000	3,326,000	17,719,000
General and administrative	1,024,000	845,000	3,124,000	2,689,000	12,183,000
Depreciation and amortization	442,000	369,000	1,383,000	1,123,000	9,613,000
Intangibles expensed	—	—	—	—	3,700,000
Loss (gain) on sale of assets	—	11,000	(4,000)	(5,000)	46,000

	2,766,000	2,407,000	8,711,000	7,133,000	43,261,000
OTHER INCOME (EXPENSE)
Foreign government subsidies	95,000	239,000	430,000	645,000	2,837,000
Interest expense, net of interest income	(1,916,000)	(388,000)	(2,898,000)	(1,272,000)	(8,485,000)
Interest expense related to beneficial conversion	367,000		(2,590,000)		(2,590,000)

	(1,454,000)	(149,000)	(5,058,000)	(627,000)	(8,238,000)

NET LOSS	$(4,127,000)	$(2,430,000)	$(13,345,000)	$(7,475,000)	$(50,724,000)

OTHER COMPREHENSIVE INCOME (LOSS)
Currency translation adjustments	(733,000)	(337,000)	436,000	(2,579,000)	(5,947,000)

COMPREHENSIVE LOSS	$(4,860,000)	$(2,767,000)	$(12,909,000)	$(10,054,000)	$(56,671,000)

Weighted average number of common shares outstanding:	39,430,742	9,978,797	28,496,047	9,978,797

Basic and diluted net loss per share:	$(0.10)	$(0.24)	$(0.47)	$(0.75)

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Cumulative Translations Adjustments	Accumulated Deficit	Deficit Accumulated During Development

	Shares	Amount	Shares	Amount
Balances at December 31, 2003	1,000	$—	4,411,459	$44,000	$10,678,000	($6,383,000)	($200,000)	($37,379,000)
Common stock issued upon conversion of preferred stock	(1,000)	—	5,567,027	56,000	(56,000)	—	—	—
Stock issued upon conversion of convertible notes	—	—	29,045,650	291,000	33,546,000	—	—	—
Issuance of convertible debt with beneficial conversion feature	—	—	—	—	5,000,000	—	—	—
Stock issued for services	—	—	54,216	—	105,000	—	—	—
Stock issued upon conversion of 10% convertible debentures	—	—	761,988	7,000	280,000	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	436,000	—	—
Net loss	—	—	—	—	—	—	—	(13,345,000)
Balances at September 30, 2004	—	$—	39,840,340	$398,000	$49,553,000	($5,947,000)	($200,000)	($50,724,000)

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,		PERIOD FROM FEBRUARY 12, 1999 (INCEPTION OF DEVELOPMENT STAGE) TO SEPTEMBER 30, 2004
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,345,000)	$(7,475,000)	$(50,724,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,383,000	1,123,000	9,613,000
In-process research and development expensed		—	3,700,000
Loss on sale of assets	(4,000)	(5,000)	46,000
Non cash interest expense	5,296,000	1,104,000	9,334,000
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(39,000)	2,000	(53,000)
Inventories	19,000	36,000	(64,000)
Prepaid expenses and other current assets	(126,000)	51,000	(290,000)
Accounts payable and accrued expenses	1,586,000	526,000	3,944,000

Net cash used in operating activities	(5,230,000)	(4,638,000)	(24,494,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(812,000)	(269,000)	(4,491,000)
Investment in intangibles	(36,000)	(22,000)	(167,000)
Cash received in connection with Share Exchanges		—	20,000
Deposit on equipment	—	(100,000)	(200,000)
Proceeds from sale of assets	4,000	61,000	137,000

Net cash used in investing activities	(844,000)	(330,000)	(4,701,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of loans from financial institutions	(328,000)	(6,000)	(2,047,000)
Proceeds (repayments) of silent partnership loans	—	—	102,000
Proceeds from related party loans	—	—	16,908,000
Proceeds from 10% convertible debentures, net of cost of issue	1,686,000		1,686,000
Proceeds from series A & B units, net of cost of issue	432,000		432,000
Proceeds received from Non-convertible Promissory
Notes from related party	4,223,000	4,830,000	12,183,000

Net cash provided by financing activities	6,013,000	4,824,000	29,264,000

Effect of exchange rate changes on cash	(3,000)	10,000	(9,000)

Net increase (decrease) in cash and cash equivalents	(64,000)	(134,000)	60,000
Cash and cash equivalents, beginning of period	127,000	165,000	3,000

Cash and cash equivalents, end of period	$63,000	$31,000	$63,000

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$192,000	$103,000	$678,000
Conversion of convertible debt into common stock	$33,546,000	$—	$35,461,000
Conversion of convertible debt into preferred stock subject to rescission	$3,545,000	$—	$3,545,000
Capital contribution by affiliate of Arch Hill in lieu of debt payment	$—	$—	$1,734,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION

AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to interim periods. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2003. Operating results for three and nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004 or any interim period.

NOTE 2—ORGANIZATION, BUSINESS OF THE COMPANY AND RECENT DEVELOPMENTS

On October 4, 2002, Lithium Technology Corporation (“LTC” or the “Company”) closed share exchanges in which LTC acquired ownership of 100% of GAIA Holding B.V. (“GAIA Holding”) from Arch Hill Ventures, N.V., a private company limited by shares, incorporated under the laws of the Netherlands (“Arch Hill Ventures”), which is controlled by Arch Hill Capital N.V. (“Arch Hill Capital”), a private company limited by shares, incorporated under the laws of the Netherlands (the “Share Exchanges”).

Subsequent to the Share Exchanges, Arch Hill Capital effectively controls LTC. As a result, the Share Exchanges have been accounted for as a reverse acquisition, whereby for financial reporting purposes, GAIA Holding is considered the acquiring company. Hence, the historical financial statements of GAIA Holding became the historical financial statements of the Company and include the results of operations of LTC only from the acquisition date.

GAIA Holding, a private limited liability company incorporated under the laws of the Netherlands, is the 100% beneficial owner of GAIA Akkumulatorenwerke GmbH (“GAIA”). GAIA Holding (formerly known as Hill Gate Investments B. V.) was incorporated in 1990 and only had limited operations until the acquisition of GAIA on February 12, 1999 (inception of development stage). GAIA is a private limited liability company incorporated under the laws of Germany. GAIA Holding’s ownership interest in GAIA is held through certain trust arrangements (see Note 3).

The date of inception of the Company’s development stage is February 12, 1999. Prior to inception of development stage activities, the Company incurred accumulated losses of $200,000, and these losses have been segregated from the Company’s deficit accumulated during the development stage in the accompanying consolidated financial statements.

The Company considers itself to have one operating segment. The Company is a development and pilot-line production stage company that develops large format lithium-ion rechargeable batteries to be used as a new power source for emerging applications in the automotive, stationary power, and national security markets.

Effective July 28, 2003, LTC implemented a one-for-twenty reverse stock split of the Company’s common stock (See Note 11). On May 9, 2003, the Company reduced the outstanding and authorized Series A Preferred Stock from 100,000 to 1,000 shares. The reverse stock split and Preferred Stock reduction have been reflected retroactively in the consolidated financial statements and notes for all periods presented and all applicable references as to the number of common shares and per share information, preferred shares, stock option data and market prices have been restated to reflect the reverse stock split and Preferred Stock reduction. In addition, stockholders’ deficit has been restated retroactively for all periods presented for the par value of the number of shares that were eliminated.

NOTE 3—SIGNIFICANT ACCOUNTING POLICIES

GAIA HOLDING DEEMED ACQUIRER OF LTC

The Share Exchanges in 2002 between LTC and GAIA Holding have been accounted for as a reverse acquisition (see Note 2). As a result, GAIA Holding is considered the acquiring company; hence, the historical consolidated financial statements of GAIA Holding became the historical financial statements of LTC and include the operating results of LTC only from the effective dates of the Share Exchanges.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or classification of liabilities that might be necessary should the Company be unable to operate in the normal course of business.

GAIA Holding is the beneficial owner of all of the issued and outstanding shares of GAIA. Legal ownership of the outstanding shares of GAIA are held pursuant to certain Dutch and German trust agreements by two Netherlands entities (the “Nominal Stockholders”) for the risk and account of GAIA Holding. Based on the Dutch and German trust agreements, the Nominal Stockholders are obligated to transfer the legal ownership of the shares in GAIA without any further payments to GAIA Holding. Pursuant to the trust agreements, GAIA Holding has the right to vote the shares of GAIA held by the Nominal Stockholders. The results of GAIA are included in the results of GAIA Holding as of the date of acquisition.

ESTIMATES AND UNCERTAINTIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and short-term notes payable approximate fair value due to the short-term nature of the instruments.

Long-term liabilities are comprised of the loans from financial institutions, related party loans and other long-term loans. The Company’s long-term loans from financial institutions and other long-term loans approximate fair value.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investment instruments purchased with an initial remaining maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories primarily include raw materials and auxiliary materials required for the production process. Inventories are valued at the lower of cost or net realizable value. The cost of inventories is determined by using the weighted average method. Cost elements included in inventories comprise all costs of purchase and other costs incurred to bring the inventories to their present location and condition.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and primarily consist of buildings, technical and lab equipment, furniture and office equipment and leasehold improvements. In the period assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts, and any gain or loss on disposal is included in results of operations. Property and equipment are depreciated using the straight-line method over their estimated useful lives as follows:

Buildings	25 years
Technical and laboratory equipment	7-14 years
Office equipment and other	1-5 years

INTANGIBLES

Intangibles consist of amounts capitalized by GAIA for patents, which are recorded at cost and are amortized using the straight-line method over their estimated useful lives of 13 to 17 years commencing upon final approval by the foreign regulatory body. Intangibles also include amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the purchase price resulting from the Share Exchanges. These intangibles are being amortized using the straight-line method over their estimated useful lives of 12 years commencing October 4, 2002.

LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances indicate the carrying amounts may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows expected to result from the use and eventual disposition from such assets are less than the carrying value. If the sum of the expected cash flows (undiscounted and without finance charges) is less than the carrying amount of the asset, the Company recognizes an impairment loss on the asset. In that event, a loss is recognized for the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by quoted market prices in active markets, if available, or by using the anticipated cash flows discounted at a rate commensurate with the risks involved.

INCOME TAXES

Deferred tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

REVENUES

The Company performs certain research and development for other companies and sells prototypes to third parties. Revenue is recognized as services are rendered or products are delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured.

OTHER INCOME

The Company receives subsidies from foreign governmental agencies to reimburse the Company for certain research and development expenditures. Subsidies are recorded as other income.

FOREIGN CURRENCY TRANSLATION

The functional currency for foreign operations is the local currency. For these foreign entities, the Company translates assets and liabilities at end-of-period exchange rates. The Company records these translation adjustments in cumulative other comprehensive income (loss), a separate component of equity in the consolidated balance sheet. For revenues, expenses, gains and losses, the weighted average exchange rate for the period is used to translate those elements.

STOCK OPTIONS

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-based Compensation” (SFAS No. 123), the Company has elected to account for stock option grants to employees using the intrinsic value based method prescribed by APB Opinion No. 25.

In connection with the Share Exchanges, the Company has stock options post acquisition. All such options were fully vested at the acquisition and valued as part of the purchase price. If the Company had applied the fair value recognition provisions of SFAS No. 123, there would be no material effect on net income and earnings per share.

NET LOSS PER COMMON SHARE

The Company has presented net loss per common share pursuant to SFAS No. 128, “Earnings Per Share”. Net loss per common share is based upon the weighted average number of outstanding common shares. The Company has determined that the as-if converted common shares related to the preferred shares should be included in the weighted average shares outstanding for purposes of calculating basic earnings per share for the three and nine months ended September 30, 2003. The Company made such determination because: 1) Arch Hill Capital, which controls the Company, had the ability to authorize the necessary shares for conversion; 2) the preferred shares had no significant preferential rights above the common shares; and 3) the preferred shares would automatically convert at a later date upon proper share authorization. The Preferred Stock was converted into 5,567,027 shares of LTC’s common stock on February 25, 2004. As a result, weighted average shares outstanding included in the calculation of basic and diluted net loss per common share for the three and nine months ended September 30, 2004 and 2003 was as follows:

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
Series A Preferred Stock	—	5,567,027	—	5,567,027
Common Stock	39,430,732	4,411,770	28,496,047	4,411,770

Total	39,430,742	9,978,797	28,496,047	9,978,797

Due to net losses in the three and nine months ended September 30, 2004 and 2003, the effect of the potential common shares resulting from convertible promissory notes payable, convertible debentures, stock options and warrants in those years was excluded, as the effect would have been anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”). SFAS 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of this statement did not have any impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—An Interpretation of Accounting Research Bulletin (ARB) No. 51” (“FIN 46”) and amended the Interpretation in December 2003. This interpretation clarifies how to identify variable interest entities and how a company should assess its interests in a variable interest entity to decide whether to consolidate the entity. The Company does not have any ownership in variable interest entities.

NOTE 4—OPERATING AND LIQUIDITY DIFFICULTIES AND MANAGEMENT’S PLANS TO OVERCOME

The accompanying consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since its inception, the Company has incurred substantial operating losses and expects to incur additional operating losses over the next several years. Operations have been financed primarily through the use of proceeds from equity financings, loans including loans from Arch Hill Capital and other related parties, loans from silent partners and bank borrowings secured by assets. Continuation of the Company’s operations in 2004 is dependent upon obtaining further financing from either Arch Hill Capital or other related parties, continued bridge financing from Arch Hill Capital or a new debt or equity financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANAGEMENT’S PLANS

Over the past four years, the Company has refocused its unique extrusion-based manufacturing process, cell technology, large battery assembly expertise, and market activities to concentrate on large-format, high rate battery applications. The Company’s commercialization efforts are focused on applying its lithium-ion rechargeable batteries in the national security, transportation and stationary power markets.

The Company’s operating plan seeks to minimize the Company’s capital requirements, but commercialization of the Company’s battery technology will require additional capital. The Company expects that technology development and operating and production expenses will increase significantly as the Company continues to advance its battery technology and develop products for commercial applications.

Effective April 1, 2003, a 20% salary reduction was implemented for all employees of LTC at the GAIA USA unit. The reduced salaries are to be repaid by the Company if a third party debt or equity financing of at least $3,000,000 in gross proceeds is closed by the Company by December 31, 2004. Salary reduction deferrals of $177,000 had been accrued in the financial statements as of December 31, 2003. Upon the completion of the January 2004 debenture financing, the Company reinstated the base salary of each employee to 100% of the base salary in effect on March 31, 2003.

Although Arch Hill Capital has been providing funding to the Company under a Bridge Financing Agreement since December 2001, (see Note 9), there can be no assurance that funding will continue to be provided by Arch Hill Capital in the amounts necessary to meet all the Company’s obligations until the closing of a third party debt or equity financing or that the Company will be able to consummate such a financing.

On January 22, 2004, the Company sold $2,000,000 of 10% Convertible Debentures Due 2006 with warrants to purchase up to 1,000,000 shares of LTC common stock. (See Note 9).

From August 30, 2004, through September 30, 2004, the Company issued $4,065,000 of securities in a private placement consisting of $520,000 of A Units for cash, $1,705,000 of A Units for debt and $1,840,000 of B Units for debt. Subsequent to September 30, 2004, the Company issued additional A Units for cash in the private placement. No assurance can be given that the Company will be successful in completing this or any other financing. See Notes 10, 12 and 13.

The Company is currently seeking sources of additional financing, in the form of equity financing, to provide the additional capital in order to fund its current operations, scale-up its production capabilities to take advantage of near-term market opportunities, expand its scope of operations and pursue its business strategy. The Company believes that if it raises approximately $10,000,000 to $12,000,000 in an equity financing, it would have sufficient funds to meet its operating and capital expenditure needs for at least twelve months. If the Company is unsuccessful in completing its current private placement or another financing, it will not be able to fund its current expenses or pursue its business strategy and the Company will assess all available alternatives including a sale of its assets or merger, a restructuring, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures.

NOTE 5—RECEIVABLE FROM RELATED PARTY

The Company has a receivable from Tamarchco GmbH (“Tamarchco”), a 100% owned subsidiary of Arch Hill Capital, of $2,296,000 in principal. The receivable bears interest at 7% per annum. Tamarchco used the proceeds for investing in a silent partnership participation in GAIA for an equal amount (refer to Note 10) under identical terms. The receivable at September 30, 2004 includes accrued interest of $1,027,000. Under the existing agreement, the principal including accumulated interest is due on December 31, 2008. These amounts are included in due from related parties in the accompanying financial statements.

NOTE 6—PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2004 and December 31, 2003 is summarized as follows:

	September 30	December 31
Land and buildings	$2,719,000	$2,779,000
Technical and laboratory equipment	6,170,000	4,889,000
Asset under construction and equipment deposit	11,000	301,000
Office equipment and other	554,000	513,000

	9,454,000	8,482,000
Less: Accumulated depreciation and amortization	(3,436,000)	(2,847,000)

	$6,018,000	$5,635,000

Assets under construction at September 30, 2004 included equipment being constructed that was not yet placed into service.

NOTE 7—INTANGIBLES

Intangibles at September 30, 2004 and December 31, 2003 are summarized as follows:

	September 30	December 31
Patents	$10,166,000	$10,133,000
Less: Accumulated amortization	(1,676,000)	(1,049,000)

Total	$8,490,000	$9,084,000

Intangibles consist primarily of amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the excess purchase price resulting from the Share Exchanges (see Note 2). Intangibles also include patents held by GAIA Holding.

Estimated future amortization expense on intangible assets for the next five years at December 31, 2003 is approximately $840,000 per year.

NOTE 8—NOTES PAYABLE

On February 23, 2004, the balance of a note payable of $63,000 principal amount was paid in full. As of September 30, 2004, the Company has no notes payable.

NOTE 9—CONVERTIBLE DEBT SECURITIES

Convertible debt securities are comprised of bridge notes held by Arch Hill Capital and 10% Convertible Debentures Due 2006 held by an investment group and Arch Hill Capital.

BRIDGE NOTES

The bridge notes were issued under a Bridge Financing Agreement, as amended, between LTC and Arch Hill Capital (the “Bridge Financing Agreement”). All amounts outstanding under the Bridge Financing Agreement through April 13, 2004 were converted to Company securities on April 13, 2004, pursuant to a Debt Exchange Agreement between the Company, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures (the “April Bridge Exchange”).

In the April Bridge Exchange, $1,587,375 of bridge notes held by Arch Hill Capital and issued by the Company in 2002 were exchanged for $1,587,375 of the Company 10% Convertible Debentures Due 2006 (“April 2004 debentures”) and warrants to purchase up to 793,688 shares of the Company common stock exercisable at $2.00 per share. $1,412,625 of bridge notes held by Arch Hill Capital and issued by the Company in 2003 were exchanged for $1,412,625 of April 2004 debenture and warrants to purchase up to 706,312 shares of the Company common stock exercisable at $2.00 per share. $5,459,502 of bridge notes issued in 2003 and $918,159 of bridge notes issued by the Company from January 1, 2004 through April 13, 2004 and $323,284 of interest on the bridge notes issued in 2003 and 2004 were exchanged for 6,069,697 shares of the Company common stock and warrants to purchase up to 10,500,000 shares of the Company common stock exercisable at $2.40 per share.

During the period April 14, 2004 to June 30, 2004, Arch Hill Capital advanced $2,241,000 to the Company under the Bridge Financing Agreement. During the period July 1, 2004, to August 30, 2004, Arch Hill Capital advanced $1,064,000 to the Company under the Bridge Financing Agreement. On August 30, 2004, Arch Hill Capital exchanged $3,545,000 of bridge notes for $1,705,000 of A Units and $1,840,000 of B Units. (See Note 12).

From the period August 31, 2004 to September 30, 2004, no funds were advanced to the Company by Arch Hill Capital under the Bridge Financing Agreement.

The Bridge Financing Agreement does not contain a maximum of the amount of funding that may be advanced under such Agreement. The amount of any additional notes provided will be related to the working capital advances made by Arch Hill Capital to the Company.

APRIL 2004 – 10% CONVERTIBLE DEBENTURES

The April 2004 debentures have a maturity date of April 13, 2006 at which time the principal amount and all accrued interest on the April 2004 debentures is due and payable. Interest payments on the April 2004 debentures are due and payable in cash, or at the option of Arch Hill Capital, in Company common stock at a price equal to the conversion price of our common stock as described below. Interest is due quarterly commencing September 30, 2004. Any amount of principal or interest on the April 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The April 2004 debentures are convertible at any time at the option of the holder into shares of Company common stock. The conversion price of Company common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the April 2004 debentures, is the lesser of:

•	50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date the Company receives a conversion notice from a 10% debenture holder; and

•	a fixed conversion price of $2.00.

The Company has the right to prepay all or a portion of the outstanding April 2004 debentures and accrued and unpaid interest upon prior written notice to the holders of the April 2004 debentures in an amount equal to 130% of principal and interest for prepayments occurring from April 13, 2004 through June 12, 2004, 140% for prepayments of principal and interest occurring from June 13, 2004 through July 12, 2004 or 150% for prepayment of principal and interest occurring after July 12, 2004.

In the debt exchange, the Company issued warrants to Arch Hill Capital to purchase 1,500,000 shares of Company common stock at an exercise price of $2.00 per share and warrants to purchase 10,500,000 shares of Company common stock at $2.40 per share.

The warrants issued to Arch Hill Capital expire on April 13, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if the Company issues any rights, options or warrants to purchase shares of Company common stock at a price less than the market price of Company shares as quoted on the OTC Bulletin Board, subject to certain exceptions. Also, if at any time, the Company declares a distribution or dividend to the holders of Company common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the holder had exercised the warrant.

The above formula resulted in the debentures and warrants being issued with an embedded beneficial conversion feature. Accordingly, pursuant to EITF Abstracts Issue No. 98-5, the Company has allocated $3,000,000 of the proceeds received to additional paid in capital based on the intrinsic value of the embedded beneficial conversion feature. $1,530,000 of the discount resulting from this allocation was recognized as interest expense as of April 13, 2004 (the date of issuance), which is the earliest date of conversion. The remainder of $1,470,000, which represents the fair value of the warrants, will be recognized as interest over the two year life of the debentures.

JANUARY 2004 - 10% CONVERTIBLE DEBENTURES

On January 20, 2004, the Company entered into a securities purchase agreement with an investment group to purchase $2,000,000 of the Company’s 10% Convertible Debentures Due 2006 (the “January 2004 debentures”) with attached warrants to purchase up to 1,000,000 shares of LTC common stock. On January 22, 2004 the Company closed the convertible debenture financing.

The January 2004 debentures have a maturity date of January 20, 2006. Interest payments on the January 2004 debentures are due and payable in cash, or at the option of the January 2004 debenture holder, in Company common stock at a price equal to the conversion price of Company common stock as described below. Interest is due quarterly commencing March 31, 2004. Any amount of principal or interest on the January 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The January 2004 debentures are secured by security agreements under which the Company pledged substantially all of its assets, including its goods, fixtures, equipment, inventory, contract rights, receivables and intellectual property and certain equipment of GAIA.

The January 2004 debentures are convertible at any time at the option of the holder into shares of Company common stock. The conversion price of Company common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of:

•	50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date the Company receives a conversion notice from a January 2004 debenture holder; and

•	a fixed conversion price of $2.00.

The Company has the right to prepay all or a portion of the outstanding January 2004 debentures and accrued and unpaid interest upon prior written notice to the holders of the January 2004 debentures in an amount equal to 130% of principal and interest for prepayments occurring from January 20, 2004 through March 19, 2004, 140% for prepayments of principal and interest occurring from March 20, 2004 through April 18, 2004 or 150% for prepayment of principal and interest occurring after April 18, 2004. If the Company prepays all of the outstanding January 2004 debentures, the Company must issue an aggregate of 2.5% of the total issued and outstanding Company common stock to the January 2004 debenture holders on a pro rata basis.

The January 2004 debentures include warrants to purchase 1,000,000 shares of LTC common stock at an exercise price of $2.00 per share. The warrants expire on January 20, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or the Company’s recapitalization. The exercise price of the warrants is also subject to reduction if the Company issues any rights, options or warrants to purchase shares of common stock at a price less than the market price of Company shares as quoted on the OTC Bulletin Board, subject to certain exceptions. Also, if at any time, the Company declares a distribution or dividend to the holders of common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the warrant holders had exercised the warrants.

The above formula resulted in the debentures and warrants being issued with an embedded beneficial conversion feature. Accordingly, pursuant to EITF Abstracts Issue No. 98-5, the Company has allocated $2,000,000 of the proceeds received to additional paid in capital based on the intrinsic value of the embedded beneficial conversion feature. $1,060,000 of the discount resulting from this allocation was recognized as interest expense as of January 20, 2004 (the date of issuance), which is the earliest date of conversion. The remainder of $940,000, which represents the value of the warrants, will be recognized as interest over the two year life of the debentures.

On May 5, 2004, the Company issued to the finder and affiliated persons in the January 2004 debenture financing warrants to purchase 200,000 shares of Company common stock, subject to adjustment, at an exercise price of $2.20 per share, subject to adjustment. The warrants entitle the holders to purchase, in the aggregate, such number of shares of the common stock equal to 10% of the aggregate number of fully diluted and/or converted shares of common stock as are purchased by the January 2004 debenture holders (after giving effect to any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased). The exercise price per share of the warrants is equal to 110% of the effective per share price paid by the January 2004 debenture holders for the securities purchased by such debenture holders. The warrants are exercisable until January 20, 2009.

The January 2004 debentureholders have converted a portion of the January 2004 debentures into shares of Company common stock, pursuant to the terms of the January 2004 debentures, as follows: (i) on July 12, 2004, $150,000 of debentures were converted into 250,000 shares at a conversion price of $0.60 per share; and (ii) on August 26, 2004, $80,000 of debentures were converted into 250,000 shares at a conversion price of $0.32 per share. On July 27, 2004, the Company issued 11,988 shares of Company common stock as interest on the January 2004 debentures converted on July 12, 2004. Additional January 2004 debentures were converted into shares of Company common stock after September 30, 2004. (See Note 13).

NOTE 10—LONG-TERM DEBT

	September 30, 2004	December 31, 2003
Long-term debt is summarized as follows:
Loans from financial institutions	$2,057,000	$2,300,000
Subordinated loans from related party	4,890,000	27,625,000
Silent partnership loans-related party	3,323,000	3,203,000
Silent partnership loans-unrelated parties	2,559,000	2,598,000

	$12,829,000	$35,726,000
Less: Current maturities	(636,000)	(659,000)

	$12,193,000	$35,067,000

LOANS FROM FINANCIAL INSTITUTIONS

GAIA has two loans from financial institutions that are collateralized by the following assets of GAIA: (i) land and buildings in an amount up to $1,165,000 and (ii) machinery, equipment and patents in an amount of $2,490,000 as collateral for the mortgage loan. The loans bear interest between 5.75% and 6.75% per annum and are scheduled to be repaid by December 31, 2014.

SUBORDINATED LOANS FROM RELATED PARTY

GAIA has received subordinated loans from Arch Hill Ventures, a related party. The loans bear cumulative interest at 6% per annum. Under the subordinated loan agreement (the “Subordinated Loan Agreement”) terms, the loans can be called when GAIA does not have negative stockholders’ equity. The loans are subordinated to all other creditors of GAIA. A portion of the subordinated loans from Arch Hill Ventures ($23,185,604), were converted to 21,001,453 of Company shares on April 13, 2004 (See Note 11).

SILENT PARTNERSHIP LOANS—RELATED PARTY

Tamarchco, a 100% owned subsidiary of Arch Hill Ventures, has provided three silent partnership loans to GAIA. The partnership loans consist of a $1,891,000 loan bearing interest at 7% per annum under the First Tamarchco Partnership Agreement, a $184,000 loan bearing interest at 6% per annum under the Second Tamarchco Partnership Agreement and a $221,000 loan bearing interest at 6% under the Third Tamarchco Partnership Agreement. GAIA is not required to pay the interest under the Second and Third Tamarchco Partnership Agreements until GAIA has generated an accumulated profit amounting to $4,729,000. The total amount payable to Tamarchco under the three Tamarchco Partnership Agreements at September 30, 2004 is $3,323,000 including accrued interest of $1,027,000.

Tamarchco is entitled to receive an annual 4% share in profits related to its contributions under the First Tamarchco Agreement and an annual 12% share in profits related to its contribution under the Second and Third Tamarchco Agreements. The 12% share in profits under the Second and Third Tamarchco Agreements are not payable until GAIA has generated an accumulated profit amounting to $4,729,000.

Each Tamarchco Partnership Agreement terminates in December 2008, unless terminated prior to such time for good cause as defined in the applicable Tamarchco Partnership Agreement. The principal, accrued and unpaid interest, and unpaid profits are due on the termination of the Tamarchco Partnership Agreements.

SILENT PARTNERSHIP LOANS-NON-RELATED PARTIES

Two other parties have provided silent partnership loans to GAIA which remain outstanding at September 30, 2004. Frankendael Participatiemaatschappij N.V. (“Frankendael”) has provided a partnership loan of $493,000, which bears interest at 6% per annum. Technologie-Beteiligungs-Gesellschaft GmbH der Deutschen Ausgleichsbank (“TBG”) has provided a partnership loan of $1,891,000, which bears interest at 6% per annum. GAIA is not required to pay the interest under the Frankendael Partnership Agreement until GAIA has generated an accumulated profit amounting to $4,729,000. The total amount payable to Frankendael and TBG under the Partnership Agreements at September 30, 2004 is $2,559,000 including $175,000 in accrued interest.

Frankendael and TBG are entitled to receive an annual 12% share in profits related to its contributions under the Frankendael Partnership Agreement and the TBG Partnership Agreement. The 12% share in profits under the Frankendael Partnership Agreement is not payable until GAIA has generated an accumulated profit amounting to $4,729,000. The TBG Partnership Agreement provides that should GAIA receive additional injections of capital in the course of further financing rounds, TBG shall adjust its profit sharing to the capital ratio applicable at such time. Management believes that based upon subsequent equity received by GAIA that the present profit sharing that TBG is entitled to under the Agreement is approximately 4.4%. Management further believes that it is unlikely that Frankendael or TBG will receive any profit sharing under the Partnership Agreement at any time in the near future.

From March 8, 2005 under the TBG Partnership Agreement, TBG is entitled to demand a non-recurrent remuneration of 30% of the amount invested plus 6% of the amount invested at the end of the period of participation for each year after the expiration of the fifth full year of participation under certain circumstances relating to the economic condition of GAIA.

The Frankendael Partnership Agreement and the TBG Partnership Agreement each terminates in December 2008, unless terminated prior to such time for good cause as defined in the applicable partnership agreement.

The principal, accrued and unpaid interest, and unpaid profits, if any, are due on the termination of the Frankendael Partnership Agreement and the TBG Partnership Agreement.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

CONSULTING AGREEMENT

On July 12, 2004, the Company entered into a Consulting Agreement with Ilion Technology Corporation (“Ilion”) pursuant to which Ilion will provide technology consulting services to the Company in the lithium battery field in consideration of $15,000 and a four year warrant to purchase 35,000 shares of Company common stock at an exercise price of $1.37 (the “Consulting Agreement”). The Consulting Agreement has a term of July 12, 2004 to September 15, 2004 (the “Term”) unless extended. If, by the end of the Term, the shares of Company common stock owned by Ilion (the “Shares”) are not purchased in a private transaction pursuant to an Agreement dated July 12, 2004 between Ilion and the purchaser named therein or otherwise, the Term shall be extended on a month to month basis. During any such extension, the Company is obligated to make payments to Ilion of $24,100 per month commencing on September 15, 2004 and ending on August 15, 2005 and Ilion will be obligated to transfer 1/12 of the Shares to the Company. In the event the Company does not make any such monthly payment, Ilion is entitled to 1/12 of the Shares for each month that the payment is not made. The Term was extended on September 15, 2004. The Company did not make the monthly payments for September, October or November 2004 and Ilion retained 1/12 of the Shares for each of the foregoing months.

NOTE 12—STOCKHOLDER’S EQUITY

REVERSE STOCK SPLIT

Effective July 28, 2003, the Company implemented a one-for-twenty reverse stock split. As a result of the reverse stock split becoming effective, every twenty shares of Company common stock outstanding on July 28, 2003 were combined into one share of Company common stock. Proportionate adjustments based on the reverse stock split ratio have also been made to the per share exercise price and number of shares issuable upon the exercise of all outstanding convertible securities, as a result of the reverse stock split becoming effective. The symbol for the Company’s common stock was changed to LTHU.OB as a result of the reverse stock split.

APRIL 2004 DEBT EXCHANGE

On April 13, 2004, pursuant to a Debt Exchange Agreement between the Company, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures, the Company exchanged debt owed to Arch Hill Capital by the Company and debt owed to Arch Hill Ventures by GAIA for Company debentures and equity securities. $1,587,375 of bridge notes held by Arch Hill Capital and issued by the Company in 2002 were exchanged for $1,587,375 of April 2004 debentures and warrants to purchase up to 793,688 shares of the Company common stock exercisable at $2.00 per share. $1,412,625 of bridge notes held by Arch Hill Capital and issued by the Company in 2003 were exchanged for $1,412,625 of April 2004 debentures and warrants to purchase up to 706,312 shares of the Company common stock exercisable at $2.00 per share. $5,459,502 of bridge notes issued in 2003 and $918,159 of bridge notes issued by the Company from January 1, 2004 through April 13, 2004 and $323,284 of interest on the bridge notes issued in 2003 and 2004 were exchanged for 6,069,697 shares of the Company common stock and warrants to purchase up to 10,500,000 shares of the Company common stock exercisable at $2.40 per share. $23,185,604 of debt owed to Arch Hill Ventures by GAIA as of April 13, 2004 was exchanged for 21,001,453 shares of the Company common stock. (See Notes 9 and 10).

PRIVATE PLACEMENT OF A UNITS AND B UNITS

On August 30, 2004, the Company closed on the sale of $3,806,000 of its securities in a private placement. The Company sold 261 A Units (“A Units”) for $261,000 cash. On August 30, 2004, the Company also sold 1,705 A Units in exchange for $1,705,000 of its outstanding debt and 1,840 B Units (“B Units”) in exchange for $1,840,000 of its outstanding debt, in each case held by Arch Hill Capital. On September 14, 2004, the Company sold 259 A Units for $259,000 cash. Subsequent to September 30, 2004, the Company sold additional A Units for cash in the private placement. (See Note 13).

Each A Unit consists of:

(i)	one share of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”),

(ii)	one warrant for each share of common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of common stock at an exercise price per share equal to 125% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “125% A Warrant”), and

(iii)	one warrant for each share of common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of common stock at an exercise price per share equal to 150% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “150% A Warrant”).

Each B Unit consists of:

(i)	one share of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”),

(ii)	one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of its common stock at an exercise price per share equal to $2.25 (the “125% B Warrant”), and

(iii)	one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of common stock at an exercise price per share equal to $2.70 (the “150% B Warrant”).

The shares of Series A Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of common stock and rank pari passu with the Series B Preferred Stock.

The shares of Series B Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of common stock and rank pari passu with the Series A Preferred Stock.

As of the closing dates of the private placement, a sufficient number of shares of Series A Preferred Stock and Series B Preferred Stock (together the “Preferred Stock”) were not available for issuance under the Company’s certificate of incorporation. As a result, the amounts related to these sales of securities have been reclassified and shown as shares issued subject to exchange into convertible notes in the accompanying financial statements. The Company has agreed to take all reasonable actions to promptly seek stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Preferred Stock to allow for the issuance of the Preferred Stock. Upon receipt of such stockholder approval, the Company will amend its certificate of incorporation to increase the number of authorized shares of Preferred Stock and deliver the Preferred Stock to the investors. Pending the amendment of its certificate of incorporation to increase the number of authorized shares of Preferred Stock, the private placement investors may request that the Company deliver notes convertible into that number of shares of common stock into which the Preferred Stock would be convertible and on all other terms comparable to the terms of the Preferred Stock. Upon such request, the Company will deliver such notes to investors. In the unlikely event that stockholder approval to increase the number of authorized shares of Preferred Stock is not received, the private placement investors would continue to have the right to request the convertible notes, until such time as stockholder approval is obtained. Subsequent to September 30, 2004, certain private placement investors have requested such convertible notes and have converted the notes into shares of Company common stock. (See Note 13).

The Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants (and the underlying conversion and warrant shares) constitute restricted securities and may be sold only upon registration under the Securities Act or upon reliance on an exemption from such registration requirements. Series A Preferred stockholders and Series B Preferred stockholders have the following registration rights with respect to the shares of common stock into which the Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants are exercisable. The Company has agreed to undertake to file with the Securities and Exchange Commission a registration statement covering the underlying shares of common stock at its expense commencing 180 days following the last date of sale of the A and B Units (which last sale date may not be later than January 31, 2005). The Company has agreed to use its best efforts to have the registration statement declared effective within 60 days of the filing of the registration statement.

The shares of Series A Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to the Company. The conversion price is equal to 80% of the average closing price of the common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Series A Preferred stockholder.

The 125 % A Warrants and 150% A Warrants are exercisable for shares of common stock at any time beginning on the date of conversion of the Series A Preferred Stock and ending on the fifth anniversary of their issuance. The 125% A Warrants and 150% A Warrants are subject to adjustment for anti-dilution purposes.

The shares of Series B Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to the Company. The conversion price is equal to $1.80 per share.

The 125% B Warrants and 150% B Warrants are exercisable for shares of common stock at any time beginning on the date of conversion of the Series B Preferred Stock and ending on the fifth anniversary of their issuance. The 125% B Warrants and 150% B Warrants are subject to adjustment for anti-dilution purposes.

With respect to the securities sold in exchange for certain of its outstanding debt, Arch Hill Capital exchanged $3,545,000 of bridge notes owed by the Company to Arch Hill Capital for 1,705 or $1,705,000 of A Units and 1,840 or $1,840,000 of B Units. The exchange was based on the terms of the bridge financing agreement between the Company and Arch Hill Capital, which gives Arch Hill Capital the option to apply the principal balance and all other sums due and payable under any promissory notes issued by the Company to it on or after January 1, 2003 against the purchase price of equity securities being sold by the Company in any equity financing after the date of such notes.

SHARES TO CONSULTANT

On July 15, 2004, the Company issued 18,072 shares of Company common stock, valued at $20,000 to a consultant for services rendered.

NOTE 13—SUBSEQUENT EVENTS

During the period October 1, 2004 to November 19, 2004, Arch Hill Capital advanced $733,000 to the Company under the Bridge Financing Agreement. (See Note 9).

During the period October 1, 2004 to November 19, 2004, the holders of the January 2004 debentures (see Note 9) converted a portion of the January 2004 debentures into shares of Company common stock, pursuant to the terms of the January 2004 debentures as follows: (i) on October 7, 2004, $50,000 of debentures were converted into 250,000 shares at a conversion price of $0.20 per share; (ii) on October 18, 2004, $22,500 of debentures were converted into 250,000 shares at a conversion price of $0.09 per share; (iii) on October 29, 2004, $20,200 of debentures were converted into 250,000 shares at a conversion price of $0.08 per share; (iv) on November 15, 2004, $18,750 of debentures were converted into 250,000 shares at a conversion price of $0.075 per share and (v) on November 19, 2004, $18,750 of debentures were converted into 250,000 shares at a conversion price of $0.075 per share.

During the period October 1, 2004, to November 19, 2004, the Company sold 2,657 A Units for $2,657,000 cash in the Company’s private placement.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with the financial statements and the accompanying notes thereto included elsewhere in this Report.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This report contains certain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to management. The statements contained in this report relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the successful commercialization of our batteries, future demand for our products, general economic conditions, government and environmental regulation, competition and customer strategies, technological innovations in the battery industries, changes in our business strategy or development plans, capital deployment, business disruptions, our ability to consummate future financings and other risks and uncertainties, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.

GENERAL

OVERVIEW

We are a development and pilot-line production stage company that develops large format lithium-ion rechargeable batteries to be used as a new power source for emerging applications in the national security, transportation and stationary power markets.

Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next several years. As of September 30, 2004, we had an accumulated deficit of $50,924,000. Our operations have been financed primarily through debt and equity financings, loans from shareholders, other related parties, loans from silent partners and bank borrowings secured by assets.

In October and December 2002, we closed the Share Exchanges in which we acquired a 100% interest in GAIA through our acquisition of 100% of the outstanding shares of GAIA Holding from Arch Hill Ventures in exchange for our issuance to Arch Hill Ventures of 1,000 shares of our Series A Preferred Stock. The Preferred Stock was converted into 5,567,027 shares of LTC’s common stock on February 25, 2004. Arch Hill Capital controls Arch Hill Ventures.

Effective July 28, 2003, we implemented a one-for-twenty reverse stock split of the Company’s common stock. On May 9, 2003, we reduced the outstanding and authorized Series A Preferred Stock from 100,000 to 1,000 shares. The reverse stock split and Series A Preferred Stock reduction have been reflected retroactively in the accompanying financial statements and notes for all periods presented and all applicable references as to the number of common shares and per share information, preferred shares, stock option data and market prices have been restated to reflect the reverse stock split and Preferred Stock reduction. In addition, stockholders’ deficit has been restated retroactively for all periods presented for the par value of the number of shares that were eliminated.

JANUARY 2004 CONVERTIBLE DEBENTURE FINANCING

General

On January 20, 2004, we entered into a securities purchase agreement with an investment group to purchase $2,000,000 of our January 2004 debentures with attached warrants to purchase up to 1,000,000 shares of our common stock. On January 22, 2004 we closed the convertible debenture financing. The proceeds of the financing were used for working capital. We are continuing to seek other financing initiatives to meet our working capital needs and to complete our product commercialization process.

General Description of January 2004 Debentures

Our January 2004 debentures have a maturity date of January 20, 2006 at which time the principal amount and all accrued interest on the debentures is due and payable. Interest payments on the January 2004 debentures are due and payable in cash, or at the option of the January 2004 debenture holder, in our common stock at a price equal to the conversion price of our common stock as described below. Interest is due quarterly commencing March 31, 2004. Any amount of principal or interest on the January 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The January 2004 debentures are secured by a first priority security interest in all of our U.S. assets, including our goods, fixtures, equipment, inventory, contract rights, receivables and intellectual property and certain equipment of GAIA, subject to certain preexistng liens.

The January 2004 debentures are convertible at any time at the option of the holder into shares of our common stock. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of:

•	50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date we receive a conversion notice from a January 2004 debenture holder; and

•	a fixed conversion price of $2.00.

We have the right to prepay all or a portion of the outstanding January 2004 debentures and accrued and unpaid interest upon prior written notice to the holders of the January 2004 debentures in an amount equal to 150% of principal and interest for prepayments occurring after April 18, 2004. If we prepay all of the outstanding January 2004 debentures, we must issue an aggregate of 2.5% of our total issued and outstanding common stock to the January 2004 debenture holders on a pro rata basis.

Description of Warrants Issued in the January 2004 Debenture Financing

The warrants purchased by the January 2004 debenture holders entitle the January 2004 debenture holders to purchase 1,000,000 shares of our common stock at an exercise price of $2.00 per share.

The warrants expire on January 20, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board, subject to certain exceptions.

Also, if at any time, we declare a distribution or dividend to the holders of our common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the warrant holders had exercised the warrants.

Registration Rights Agreement with the January 2004 Debenture Holders

Simultaneously with the execution of the securities purchase agreement, we entered into a registration rights agreement with the January 2004 debenture holders. The holders of the January 2004 debentures and attached warrants are entitled to registration of the shares underlying the January 2004 debentures, warrants and any shares issuable upon repayment of the debentures. On July 9, 2004, the registration statement we filed under the Securities Act of 1933 to register all such securities held by the January 2004 debenture holders, the warrants held by the finder in the January 2004 debenture financing and securities held by Arch Hill Capital and Arch Hill Ventures, was declared effective by the Securities and Exchange Commission.

APRIL 2004 DEBT EXCHANGE

General

On April 13, 2004, pursuant to a Debt Exchange Agreement between LTC, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures (the “Debt Exchange Agreement”), approximately $9.7 million of debt owed by LTC to Arch Hill Capital under the Bridge Financing Agreement (See Note 9) and approximately $23.2 million of debt owed by GAIA to Arch Hill Ventures under the Subordinated Loan Agreement (See Note 10) were exchanged for LTC debentures and equity securities.

Pursuant to the terms of the Bridge Financing Agreement with Arch Hill Capital, amounts outstanding under any promissory notes issued from July 29, 2002 to December 2002 were exchangeable into debentures in the amount of such promissory notes and one warrant for each $1.00 principal of debentures, on the same terms as the securities issued to the January 2004 debenture holders (the “January 2004 Securities”). Further, pursuant to the terms of the bridge financing agreement, Arch Hill Capital had the option to apply all amounts due under bridge notes issued from January 1, 2003 for 10% debentures in the amount of such promissory notes and one warrant for each $1.00 principal of debentures, on the same terms as the January 2004 Securities. Arch Hill Capital waived its right to acquire securities having the same terms as the January 2004 Securities for all of the bridge notes issued from January 1, 2003 to April 13, 2004, other than with respect to $1,412,625 of bridge notes issued in 2003, provided shares of our common stock and warrants were issued for such debt.

Based on the foregoing, pursuant to the Debt Exchange Agreement:

•	$1,587,375 of bridge notes held by Arch Hill Capital and issued by LTC in 2002 were exchanged for $1,587,375 of LTC 10% Convertible Debentures Due 2006 (“April 2004 Debentures”) and warrants to purchase up to 793,688 shares of LTC common stock exercisable at $2.00 per share;

•	$1,412,625 of bridge notes held by Arch Hill Capital and issued by LTC in 2003 were exchanged for $1,412,625 of LTC 10% Convertible Debentures Due 2006 and warrants to purchase up to 706,312 shares of LTC common stock exercisable at $2.00 per share;

•	$5,459,502 of bridge notes issued by LTC in 2003 and $918,159 of bridge notes issued by LTC from January 1, 2004 through April 13, 2004 and $323,284 of interest on the bridge notes issued in 2003 and 2004 were exchanged for 6,069,697 shares of LTC common stock and warrants to purchase up to 10,500,000 shares of LTC common stock exercisable at $2.40 per share; and

•	$23,185,604 of debt owed to Arch Hill Ventures by GAIA was exchanged for 21,001,453 shares of LTC common stock.

As a condition to the closing of the debt exchange, we received from our financial advisor, an opinion that the debt exchange is fair from a financial point of view to our stockholders.

Standstill Agreements of Arch Hill

Arch Hill Capital and Arch Hill Ventures agreed, in connection with the sale of our January 2004 debentures, that neither they nor their affiliates would, for a period beginning January 20, 2004 and ending 12 months from the date the registration statement covering the January 2004 Securities is declared effective by the Securities and Exchange Commission or such earlier date that we repay all amounts due under the January 2004 debentures or that all of the January 2004 debentures have been fully converted:

•	offer to sell, contract to sell, pledge, grant any rights or otherwise dispose of any shares of our common stock held by such entities without the prior consent of the January 2004 debenture holders; or

•	engage in any hedging transactions which are designed or reasonably expected to lead to or result in a disposition of the shares of our common stock held by such entities.

Arch Hill Capital and Arch Hill Ventures also agreed not to, without our consent, exercise any right that it may have to exchange any debt owed by us or any subsidiary of ours during such period as we are engaging a financial advisor to opine on the debt transaction which period may not extend beyond September 30, 2004.

Finder’s Warrants

On May 5, 2004, we issued to the finder and affiliated persons in the January 2004 debenture financing warrants to purchase 200,000 shares of LTC common stock, subject to adjustment, at an exercise price of $2.20 per share, subject to adjustment. The warrants entitle the holders to purchase, in the aggregate, such number of shares of the common stock equal to 10% of the aggregate number of fully diluted and/or converted shares of common stock as are purchased by the January 2004 debenture holders (after giving effect to any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased). The exercise price per share of the warrants is equal to 110% of the effective per share price paid by the January 2004 debenture holders for the securities purchased by such debenture holders. The warrants are exercisable until January 20, 2009.

PROVISIONS APPLICABLE TO JANUARY 2004 DEBENTURES AND APRIL 2004 DEBENTURES

The January 2004 debentures and the April 2004 debentures (together, the “10% debentures”) both include the following provisions:

Conversion Price Adjustment

Under the terms of the 10% debentures, the conversion price of the 10% debentures is subject to change in the event:

•	we make a public announcement that we intend to consolidate or merge with any other corporation (other than a merger in which we are the surviving or continuing corporation and our capital stock is unchanged) or sell or transfer all or substantially all of our assets; or

•	any person, group or entity publicly announces a tender offer to purchase 50% or more of our common stock (or any other takeover scheme).

In case of any of the above events, the conversion price of the 10% debentures will, effective upon the announcement date of any of such transaction and continuing through the termination or abandonment of the proposed transaction which caused these terms of the 10% debentures to become operative, be the lower of:

•	the conversion price which would have been applicable for a conversion occurring on the announcement date of such transaction; and

•	the conversion price that would otherwise be in effect.

Sale	of Assets, Etc.

Under the terms of the 10% debentures, if we at any time sell, convey or dispose of all or substantially all of our assets, effectuate any transaction or series of related transactions in which more than 50% of the voting power of our stock is disposed of, or we consolidate, merge or combine with any other entity and we are not the survivor, then at the option of the 10% debenture holder either:

•	the 10% debenture holder may participate in the transaction as if the 10% debenture holder had converted the 10% debentures prior to such transaction; or

•	such event will be deemed to be an event of default pursuant to which we will be required to pay the 10% debenture holder upon consummation of such transaction an amount equal to the greater of:

•	130% of the outstanding principal amount plus accrued interest on the 10% debentures plus default interest, if any, plus any amounts owed to the 10% debenture holder under the registration rights agreement; and

•	the value of the number of shares of our common stock into which the 10% debentures are convertible based upon the trading price of our common stock on the day preceding the date of payment.

Distributions

Under the terms of the 10% debentures, if at any time the 10% debentures are outstanding, we:

•	distribute any shares of our common stock in a merger, consolidation, exchange of shares, recapitalization or reorganization or we sell all or substantially all of our assets (other than in connection with a plan of complete liquidation), the 10% debenture holders are entitled to participate in the distribution as if the 10% debenture holders had converted the 10% debentures;

•	distribute any of our assets to our stockholders as a dividend, stock repurchase, return of capital, or otherwise, the 10% debenture holders are entitled to participate in the distribution as if the 10% debentures holders had converted the 10% debentures; or

•	issue or sell any shares of our common stock for no consideration or at a price less than $2.00 per share, subject to certain exceptions, then the $2.00 fixed conversion price of the 10% debentures will be reduced to the price per share we receive on the issuance or sale.

Purchase	Rights

Under the terms of the 10% debentures, if we issue any convertible securities or right to purchase stock, warrants, securities or other property to the holders of our common stock, the 10% debenture holders are entitled to acquire such purchase rights as if the 10% debenture holders have converted the 10% debentures.

Covenants Contained in the Debentures

Under the terms of the 10% debentures, we are required to reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of common stock upon the full conversion of the 10% debentures and exercise of the warrants. We are required at all times to have authorized and reserved two times the number of shares that is actually issuable upon full conversion of the 10% debentures and exercise of the warrants (based on the conversion price of the 10% debentures and exercise price of the warrants in effect from time to time).

In the event that we do not have authorized the maximum number of shares for issuance as required by the 10% debentures, we must use our best efforts to seek and obtain shareholder approval to authorize the issuance of the full number of shares of common stock which would be issuable upon full conversion of the then outstanding 10% debentures as soon as practicable.

The January 2004 debentures also provide that if, at any time a holder of a 10% debenture submits a notice of conversion, and we do not have sufficient authorized but unissued shares of common stock available to effect such conversion, we must issue to the holder of the 10% debenture all of the shares of common stock which are then available to effect such conversion. In addition, we must pay to the 10% debenture holder a conversion default payment in the amount of 130% of the sum of the then outstanding principal amount of the 10% debenture plus accrued and unpaid interest. The conversion default payment must be paid through the date that we authorize a sufficient number of shares of common stock to effect conversion of the full outstanding principal balance of the 10% debenture. The conversion default payments for each calendar month are payable in cash or are convertible into common stock at such time as there are sufficient authorized shares of common stock at the applicable conversion price, at the option of the 10% debenture holder.

The 10% debentures provide that we may not, without the prior written consent of the debentures holders, do any of the following:

•	pay, declare or set apart for payment any dividend or other distribution on shares of our capital stock other than shares issued in the form of a stock dividend;

•	redeem, repurchase or otherwise acquire any shares of our capital stock or any warrants, rights or options to purchase or acquire our shares of capital stock;

•	sell, lease or otherwise dispose of any significant portion of our assets outside of the ordinary course of our business;

•	lend money, give credit or make advances to any person or entity except as in existence or committed on the date of issuance of the 10% debentures, in the ordinary course of our business or not in excess of $50,000; or

•	assume, guarantee, endorse or otherwise become liable upon the obligation of any person or entity except as in existence or committed on the date of issuance of the 10% debentures, in the ordinary course of our business or not in excess of $50,000.

The January 2004 debentures also provide that we may not without the consent of the holder of such debentures:

•	incur any indebtedness, except indebtedness in existence or committed on January 20, 2004 and additional borrowings from existing lenders of which we have informed the holders of the 10% debentures, indebtedness to trade creditors or financial institutions incurred in the ordinary course of our business or to repay the 10% debentures.

Covenants

The securities purchase agreement and debt exchange agreement each contain a number of covenants, including the following:

•	we must timely permit the transfer of the 10% debentures, warrants and conversion shares which are eligible for transfer under an exemption from registration;

•	we must timely file all of our reports with the Securities and Exchange Commission;

•	we must keep at all times authorized and reserved for issuance, two times the number of shares that is actually issuable upon full conversion of the 10% debentures and exercise price of the warrants (based on the conversion price of the 10% debentures and exercise price of the warrants in effect from time to time);

•	we must maintain the listing of the common stock and the shares issuable upon conversion of the 10% debentures or exercise of the warrants on at least the OTC Bulletin Board (or equivalent replacement exchange), the NASDAQ National Market, the NASDAQ SmallCap Market, the New York Stock Exchange or the American Stock Exchange; and

•	we must maintain our corporate existence and we may not sell all or substantially all of our assets except in the event of a merger or consolidation or sale where the surviving entity assumes all of our obligations under the securities purchase agreement, the 10% debentures and related agreements and such entity is a publicly traded corporation whose stock is listed for trading on the OTC Bulletin Board, NASDAQ, the NASDAQ SmallCap Market, the New York Stock Exchange or the American Stock Exchange.

The securities purchase agreement also contains the following covenants:

•	we may not without the consent of the majority of the January 2004 debenture holders, grant any registration rights to any third party at any time prior to July 9, 2005; and

•	we may not without the consent of the majority of the January 2004 debenture holders, conduct any equity financing during the period ending January 9, 2007 without providing the January 2004 debenture holders with the opportunity to participate in the equity financing on the same terms and conditions offered to the potential investors.

The January 2004 debenture holders consented to the grant of registration rights to the investors who purchase our securities in our proposed financing commencing on the 180th day after the last closing of such financing.

In the event of a breach of any material covenant in the securities purchase agreement, we are required to pay to the January 2004 debenture holders damages in the amount of 3% of the outstanding amount of the January 2004 debentures per month of such breach plus accrued and unpaid interest on the January 2004 debentures, prorated for partial months, in cash or shares at the conversion price of the January 2004 debentures, at our option, until such breach is cured.

Events of Default under the 10% Debenture

If we commit an event of default under the 10% debentures, the 10% debentures will become immediately due and payable and we must pay to the 10% debenture holders an amount equal to the greater of:

•	130% of the outstanding principal amount plus accrued interest on the 10% debentures plus default interest, if any, plus any amounts owed to the 10% debenture holders under the registration rights agreement; or

•	the value of the number of shares of our common stock into which the 10% debentures are convertible based upon the trading price of our common stock on the day preceding the date of payment.

In the event of default under the January 2004 debentures the holders of such debentures would also have the right to exercise their rights under the security agreements securing the January 2004 debentures which could lead to control of substantially all of our assets by the January 2004 debenture holders.

Events of default under the 10% debentures include:

•	our failure to pay timely any principal or interest due on the 10% debentures;

•	our failure or inability to issue shares of our common stock upon conversion of the 10% debentures or exercise of the attached warrants;

•	our breach of any of the material covenants, representations or warranties included in the 10% debentures or the related purchase agreement or registration rights agreement, as applicable;

•	an assignment by us for the benefit of creditors or appointment of a receiver or trustee for a substantial part of our business or property;

•	an unstayed judgment entered against us for more than $100,000;

•	bankruptcy, insolvency, reorganization, liquidation proceedings or similar proceedings instituted by or against us or any of our subsidiaries; or

•	our failure to maintain the listing of our common stock on the OTC Bulletin Board (or equivalent replacement exchange), the NASDAQ National Market, the NASDAQ SmallCap Market, the New York Stock Exchange or the American Stock Exchange.

A UNIT AND B UNIT FINANCING

General

From August 30, 2004 to November 19, 2004, we closed on the sale of $6,722,000 of our securities in a private placement. We closed on the sale of our A Units for cash as follows: (i) 261 Units for $261,000 on August 30, 2004; (ii) 259 Units for $259,000 on September 14, 2004; (iii) 85 Units for $85,000 on October 8, 2004; (iv) 220 Units for $220,000 on November 5, 2004; (v) 1,120 Units for $1,120,000 on November 9, 2004; and, (vi) 1,232 Units for $1,232,000 on November 19, 2004. On August 30, 2004, we also issued 1,705 of our A Units in exchange for $1,705,000 of our outstanding debt and 1,840 of our B Units (“B Units”) in exchange for $1,840,000 of our outstanding debt, in each case held by Arch Hill Capital. We believe the improvement of our balance sheet resulting from the debt exchange will make us more attractive to investors.

General Description of A Units and B Units

Each A Unit consists of:

(i)	one share of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”),

(ii)	one warrant for each share of our common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of our common stock at an exercise price per share equal to 125% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “125% A Warrant”), and

(iii)	one warrant for each share of our common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of our common stock at an exercise price per share equal to 150% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “150% A Warrant”).

Each B Unit consists of:

(i)	one share of our Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”),

(ii)	one warrant for each share of our common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of our common stock at an exercise price per share equal to $2.25 (the “125% B Warrant”), and

(iii)	one warrant for each share of our common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of our common stock at an exercise price per share equal to $2.70 (the “150% B Warrant”).

Description of Preferred Stock

The shares of Series A Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of our common stock and rank pari passu with the Series B Preferred Stock.

The shares of Series B Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of our common stock and rank pari passu with the Series A Preferred Stock.

As of the closing date of the private placement, a sufficient number of shares of Series A Preferred Stock and Series B Preferred Stock (together the “Preferred Stock”) were not available for issuance under our certificate of incorporation. We have agreed to take all reasonable actions to promptly seek stockholder approval to amend our certificate of incorporation to increase the number of authorized shares of Preferred Stock to allow for the issuance of the Preferred Stock. Upon receipt of such stockholder approval, we will amend our certificate of incorporation to increase the number of authorized shares of Preferred Stock and deliver the Preferred Stock to the investors.

Pending the amendment of our certificate of incorporation to increase the number of authorized shares of Preferred Stock, the private placement investors and Arch Hill Capital may request that we deliver notes convertible into that number of shares of common stock into which the Preferred Stock would be convertible and on all other terms comparable to the terms of the Preferred Stock. Upon such request, we will deliver such notes to investors. During the period October 1, 2004 to November 19, 2004, the holders of 841 A Units exchanged the Series A Preferred Stock rights into $841,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible and have converted $826,000 of such notes into an aggregate of 5,349,173 shares of Company common stock.

Registration Rights

Issuance of the securities sold was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act or pursuant to Regulation S promulgated under the Securities Act. The Units sold to U.S. persons were sold to accredited investors in a private placement without the use of any form of general solicitation or advertising. The underlying securities are “restricted securities” subject to applicable limitations on resale.

The Units sold pursuant to Regulation S were sold to persons who were not U.S. persons and did not acquire the securities for the account or benefit of a U.S. person in a private placement outside of the U.S. No directed selling efforts were made in the U.S. and applicable offering restrictions and additional conditions were implemented. The underlying securities are “restricted securities” subject to applicable limitations on resale.

The Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants (and the underlying conversion and warrant shares) constitute restricted securities and may be sold only upon registration under the Securities Act or upon reliance on an exemption from such registration requirements. Series A Preferred stockholders and Series B Preferred stockholders have the following registration rights with respect to the shares of common stock into which the Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants are exercisable. We have agreed to undertake to file with the Securities and Exchange Commission a registration statement covering the underlying shares of common stock at the our expense commencing 180 days following the last date of sale of the A and B Units (which last sale date may not be later than January 31, 2005). We have agreed to use our best efforts to have the registration statement declared effective within 60 days of the filing of the registration statement.

Conversion Price

The shares of Series A Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to us. The conversion price is equal to 80% of the average closing price of our common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Series A Preferred stockholder.

The shares of Series B Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to us. The conversion price is equal to $1.80 per share.

Commissions

For the A Units sold for cash, the total offering price and the commissions paid to broker-dealers were as follows: (i) $261,000 offering price and $39,150 commissions for the 261 A Units sold on August 30, 2004; (ii) $259,000 offering price and $38,850 commissions for the 259 A Units sold on September 14, 2004; (iii) $85,000 offering price and $12,750 commissions for the 85 A Units sold on October 8, 2004; (iv) $220,000 offering price and $10,500 commissions for the 220 A Units sold on November 5, 2004; (v) $1,120,000 offering price and $3,000 commissions for the 1,120 A Units sold on November 9, 2004; and (vi) $1,232,000 offering price and $34,800 commissions for the 1,232 A Units sold on November 19, 2004.

Broker-dealer commissions consisted of:

•	a commission of 12% of the gross offering proceeds raised by the broker-dealer; and

•	a non-accountable expense allowance of 3% of the gross offering proceeds raised by the broker-dealer.

We also paid the broker-dealer:

•	a due diligence and pre-marketing fee of $25,000 to cover the broker-dealer’s costs and expenses of due diligence investigation and pre-marketing activities; and

•	legal fees of the broker-dealer for the offering up to a maximum of $15,000.

Broker-dealer fees and commissions were deducted from offering proceeds to the extent applicable.

Once $1,000,000 of A Units and B Units are sold in the offering by the broker-dealer, the broker-dealer is entitled to receive as additional commission warrants to purchase that number of shares of our common stock as equals 10% of the number of shares of common stock that would be issuable to investors in the offering assuming conversion of the Series A and Series B Preferred Stock at the closing date, with an exercise price equal to 110% of their conversion prices on such date, a term of four years and all other terms substantially the same as those of other warrants issuable to investors in the offering.

Bridge Loan Exchange

With respect to the securities sold in exchange for certain of our outstanding debt on August 30, 2004, Arch Hill Capital exchanged $3,545,000 of bridge notes owed by us to Arch Hill Capital for 1,705 or $1,705,000 of A Units and 1,840 or $1,840,000 of B Units. The exchange was based on the terms of the bridge financing agreement between us and Arch Hill Capital, which gives Arch Hill Capital the option to apply the principal balance and all other sums due and payable under any promissory notes issued by us to it on or after January 1, 2003 against the purchase price of equity securities being sold by us in any equity financing after the date of such notes. No commissions were paid in connection with the debt exchange.

Description of Warrants

The 125 % A Warrants and 150% A Warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the Series A Preferred Stock and ending on the fourth anniversary of their issuance. The 125% A Warrants and 150% A Warrants are subject to adjustment for anti-dilution purposes.

The 125 % B Warrants and 150% B Warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the Series B Preferred Stock and ending on the fourth anniversary of their issuance. The 125% B Warrants and 150% B Warrants are subject to adjustment for anti-dilution purposes.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO

NINE MONTHS ENDED SEPTEMBER 30, 2003

Aggregate revenues from development contracts and prototype sales and income from foreign government subsidies decreased 8% in the nine months ended September 30, 2004 to $854,000 from $930,000 in the same period in 2003. During the nine months ended September 30, 2004, we had revenues from development contracts and prototype sales of $424,000 and income from foreign government subsidies of $430,000 compared to $285,000 and $645,000 respectively in the same period in 2003.

Engineering, research and development expenses during the nine months ended September 30, 2004 increased by 27% to $4,208,000 from $3,326,000 in the same period in 2003. These increases resulted primarily from advancement of our technology in large high rate battery applications. These increases include expenses related to material consumed in the continued refinement of our production process, as well as increased engineering and development time dedicated to advancement of our manufacturing processes as well as time associated with the installation of new production equipment. We expect our engineering, research and development expenses to be significantly higher in fiscal 2004 than fiscal 2003.

General and administrative expenses during the nine months ended September 30, 2004 increased by $435,000 or approximately 16% to $3,124,000 from $2,689,000 in the same period in 2003. This increase was primarily due to increased legal and consulting expenses related to securities offerings and debt exchanges.

Depreciation and amortization during the nine months ended September 30, 2004 increased by $260,000 or 23% to $1,383,000 from $1,123,000 in the same period in 2003. This increase was primarily due to the depreciation on property and equipment purchased since September 2003, and amortization of securities issue costs.

Interest expense, net of interest income, for the nine months ended September 30, 2004 increased by $4,216,000 or 331% to $5,488,000 from $1,272,000 in the same period in 2003. Interest expense increased as a result of interest accrued on the loans from Arch Hill Capital and Arch Hill Ventures and the interest accrued on the January 2004 debentures and the April 2004 debentures. In addition, the 10% debentures sold in January 2004 contain an embedded beneficial conversion feature, wherein $1,060,000 of the discount allocated to the beneficial conversion feature on January 20, 2004 (the date of issue) and $409,000 of the amortization of the remaining discount from January 20, 2004 to September 30, 2004 was charged as interest expense during the nine months ended September 30, 2004. The 10% debentures issued in the debt exchange in April 2004 also contain an embedded beneficial conversion feature, wherein $1,530,000 of the discount allocated to the beneficial conversion feature on April 13, 2004 (the date of issue) and $344,000 of the amortization of the remaining discount from April 13, 2004 to September 30, 2004 was charged as interest expense during the nine months ended September 30, 2004.

The result of these revenues and costs and expenses is a net loss of $13,345,000 or $(0.47) per share for the nine months ended September 30, 2004 as compared to a net loss of $7,475,000 or $(0.75) for the nine months ended September 30, 2003. The increase in net loss was principally due to the increase in interest expense on outstanding debt and the interest expense related to the debentures and attached warrants issued in January and April 2004.

Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next several years. As of September 30, 2004, our accumulated deficit was $50,924,000.

THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO

THREE MONTHS ENDED SEPTEMBER 30, 2003

Aggregate revenues from development contracts and prototype sales and income from foreign government subsidies decreased 48% in the three months ended September 30, 2004 to $188,000 from $365,000 in the same period in 2003. During the three months ended September 30, 2004, we had revenues from development contracts and prototype sales of $93,000 and income from foreign government subsidies of $95,000 compared to $126,000 and $239,000 respectively in the same period in 2003.

Engineering, research and development expenses during the three months ended September 30, 2004 increased by 10% to $1,300,00 from $1,182,000 in the same period in 2003. These increases resulted primarily from advancement of our technology in large high rate battery applications. These increases include expenses related to material consumed in the continued refinement of our production process, as well as increased engineering and development time dedicated to advancement of our manufacturing processes as well as time associated with the installation of new production equipment. We expect our engineering, research and development expenses to be significantly higher in fiscal 2004 than fiscal 2003.

General and administrative expenses during the three months ended September 30, 2004 increased by $179,000 or approximately 21% to $1,024,000 from $845,000 in the same period in 2003.

Depreciation and amortization during the three months ended September 30, 2004 increased by $73,000 or 20% to $442,000 from $369,000 in the same period in 2003.

Interest expense, net of interest income, for the three months ended September 30, 2004 increased by $1,161,000 or 299% to $1,549,000 from $388,000 in the same period in 2003. Interest expense increased as a result of interest accrued on the loans from Arch Hill Capital and Arch Hill Ventures and the interest accrued on the January 2004 debentures. In addition, the 10% debentures issued in the debt exchange in April 2004 contain an embedded beneficial conversion feature, wherein $185,000 of the amortization of the remaining discount from July 1, 2004 to September 30, 2004 was charged as interest expense during the three months ended September 30, 2004. The 10% debentures sold in January 2004 also contain an embedded beneficial conversion feature, wherein $201,000 of the amortization of the remaining discount from July 1, 2004 to September 30, 2004 was charged as interest expense during the three months ended September 30, 2004.

The result of these revenues and costs and expenses is a net loss of $4,127,000 or $(0.10) per share for the three months ended September 30, 2004 as compared to a net loss of $2,430,000 or $(0.24) for the three months ended September 30, 2003. The increase in net loss for the quarter was principally due to the increase in interest expense on outstanding debt and the interest expense related to the debentures and attached warrants.

LIQUIDITY AND FINANCIAL CONDITION

At September 30, 2004, cash and cash equivalents were $63,000. Total liabilities at September 30, 2004 were $26,013,000 consisting of current liabilities in the aggregate amount of $10,756,000 (including $3,393,000 of accounts payable), long-term liabilities in the amount of $12,193,000 and convertible debt securities in the aggregate amount of $3,064,000. As of September 30, 2004, our working capital deficit was $9,719,000. We expect to incur substantial operating losses as we continue our commercialization efforts.

We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties, loans from silent partners and bank borrowings secured by assets.

In January 2004, we sold $2,000,000 of our January 2004 debentures with attached warrants to purchase up to 1,000,000 shares of our common stock in a private placement to an investment group. See “January 2004 Convertible Debenture Financing.”

In February 2004, Arch Hill Capital converted the $3,949,000 convertible promissory note issued by us into 1,974,500 shares of our common stock, pursuant to the terms of such note.

We have entered into a Bridge Financing Agreement with Arch Hill Capital (See Note 9). From April 14, 2004 through September 30, 2004 $2,241,000 in principal of promissory notes were issued under the Bridge Financing Agreement. From July 1, 2004 through August 23, 2004, $899,000 in principal of promissory notes were issued under the Bridge Financing Agreement.

On April 13, 2004, pursuant to the Debt Exchange Agreement, approximately $9.7 million of debt owed by LTC to Arch Hill Capital under the Bridge Financing Agreement (See Note 9) and $23.2 million of debt owed to Arch Hill Ventures under the Subordinated Loan Agreement (See Note 10) were exchanged for LTC debentures and equity securities. See “General—April 2004 Debt Exchange”.

The Bridge Financing Agreement does not contain a maximum of the amount of funding that may be advanced under such agreement. Accordingly, there is no maximum amount of notes that may be issued to Arch Hill Capital. The amount of notes will be related to the working capital advances made by Arch Hill Capital to us and the length of time until a new debt or equity financing is completed.

GAIA has entered into a Subordinated Loan Agreement with Arch Hill Ventures. (See Note 10). As of September 30, 2004, advances from Arch Hill Ventures to GAIA under this agreement were $3,584,000.

From August 30, 2004, through September 30, 2004, we issued $4,065,000 of securities in a private placement consisting of $520,000 of A Units for cash, $1,705,000 of A Units in exchange for outstanding bridge notes held by Arch Hill Capital debt and $1,840,000 of B Units in exchange for outstanding bridge notes held by Arch Hill Capital. From October 1, 2004, through November 19, 2004, we issued $2,657,000 of A Units for cash in the private placement. No assurance can be given that we will be successful in completing this or any other financing. See “General A and B Unit Financing.”

We are currently seeking sources of additional financing, in the form of equity financing, to provide the additional capital in order to fund its current operations, scale-up its production capabilities to take advantage of near-term market opportunities, expand its scope of operations and pursue its business strategy. We believe that if we raise approximately $10,000,000 to $12,000,000 in an equity financing, we would have sufficient funds to meet its operating and capital expenditure needs for at least twelve months. If we are unsuccessful in completing the current private placement or another financing, we will not be able to fund our current expenses or pursue our business strategy and we will assess all available alternatives including a sale of our assets or merger, a restructuring, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures.

GOING CONCERN MATTERS

Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. Operations have been financed primarily through the use of proceeds from loans from Arch Hill Capital and other related parties, loans from silent partners, bank borrowings secured by assets and equity financings. Continuation of our operations is dependent upon obtaining further financing from either Arch Hill Capital or other related parties, or the new debt or equity financing described above. These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANAGEMENT’S PLANS TO OVERCOME

OPERATING AND LIQUIDITY DIFFICULTIES

Over the past four years, the Company has refocused its unique extrusion-based manufacturing process, cell technology, large battery assembly expertise, and market activities to concentrate on large-format, high rate battery applications. The Company’s commercialization efforts are focused on applying its lithium-ion rechargeable batteries in the national security, transportation and stationary power markets.

The Company’s operating plan seeks to minimize the Company’s capital requirements, but commercialization of the Company’s battery technology will require additional capital. The Company expects that technology development and operating and production expenses will increase significantly as the Company continues to advance its battery technology and develop products for commercial applications.

Effective April 1, 2003, a 20% salary reduction was implemented for all employees of LTC at the GAIA USA unit. The reduced salaries are to be repaid by the Company if a third party debt or equity financing of at least $3,000,000 in gross proceeds is closed by the Company by December 31, 2004. Salary reduction deferrals of $177,000 had been accrued in the financial statements as of December 31, 2003. Upon the completion of the January 2004 debenture financing, the Company reinstated the base salary of each employee to 100% of the base salary in effect on March 31, 2003.

Although Arch Hill Capital has been providing funding to the Company under a Bridge Financing Agreement since December 2001, (see Note 9), there can be no assurance that funding will continue to be provided by Arch Hill Capital in the amounts necessary to meet all the Company’s obligations until the closing of a third party debt or equity financing or that the Company will be able to consummate such a financing.

On January 22, 2004, the Company sold $2,000,000 of 10% Convertible Debentures Due 2006 with warrants to purchase up to 1,000,000 shares of LTC common stock.

From August 30, 2004, through September 30, 2004, the Company issued $4,065,000 of securities in a private placement consisting of $520,000 of A Units for cash, $1,705,000 of A Units for debt and $1,840,000 of B Units for debt. From October 1, 2004, through November 19, 2004, the Company issued $2,657,000 of A Units for cash in the private placement. No assurance can be given that the Company will be successful in completing this or any other financing.

The Company is currently seeking sources of additional financing, in the form of equity financing, to provide the additional capital in order to fund its current operations, scale-up its production capabilities to take advantage of near-term market opportunities, expand its scope of operations and pursue its business strategy. The Company believes that if it raises approximately $10,000,000 to $12,000,000 in an equity financing, it would have sufficient funds to meet its operating and capital expenditure needs for at least twelve months. If the Company is unsuccessful in completing its current private placement or another financing, it will not be able to fund its current expenses or pursue its business strategy and the Company will assess all available alternatives including a sale of its assets or merger, a restructuring, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures.

CRITICAL ACCOUNTING POLICIES

The Securities and Exchange Commission (the “SEC”) recently issued disclosure guidance for “critical accounting policies”. The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our significant accounting policies are described in the Notes to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

REVENUES

We perform certain research and development for other companies and sell prototypes to third parties. Revenue is recognized as services are rendered or products are delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured.

USEFUL	LIVES OF TANGIBLE AND INTANGIBLE ASSETS

Depreciation and amortization of tangible and intangible assets are based on estimates of the useful lives of the assets. We regularly review the useful life estimates established to determine their propriety. Changes in estimated useful lives could result in increased depreciation or amortization expense in the period of the change in estimate and in future periods that could materially impact our financial condition and results of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. An impairment charge could materially impact our financial condition and results of operations.

PURCHASE ACCOUNTING

Purchase price accounting requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair market value of the assets and liabilities purchased. In our recording of the share exchange, we engaged a recognized valuation expert to assist us in determining the fair value of these assets and liabilities.

Included in the asset valuation for this purchase was the valuation of intangible assets for patents and in-process research and development. We determined that the technological feasibility of this in-process technology had not yet been established and that the technology had no alternative future use and as such, the amounts were expensed.

INCOME TAXES

As part of the process of preparing our consolidated financial statements, we are required to estimate our taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. We then must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent recovery is not likely, we must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to change our valuation allowance that could materially impact our financial condition and results of operations.

FAIR	VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of our financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” We have used available information to derive our estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts we could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”). SFAS 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of this statement did not have any impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—An Interpretation of Accounting Research Bulletin (ARB) No. 51” (“FIN 46”) and amended the Interpretation in December 2003. This interpretation clarifies how to identify variable interest entities and how a company should assess its interests in a variable interest entity to decide whether to consolidate the entity. The Company does not have any ownership in variable interest entities.

RISK FACTORS AFFECTING OUR COMPANY

Investors should carefully consider the following risk factors, in addition to the other information concerning the factors affecting forward-looking statements. Each of the risk factors could adversely affect our business, operating results and financial condition as well as adversely affect the value of an investment in us.

FINANCIAL CONDITION RISKS

•	WE HAVE SUBSTANTIAL INDEBTEDNESS AND ARE HIGHLY LEVERAGED.

At September 30, 2004, we had total consolidated long-term indebtedness and convertible debentures of approximately $15.3 million, plus current portion of approximately $636,000, and a stockholders’ deficit of approximately $50.9 million. We also had at September 30, 2004, additional current liabilities of approximately $10.1 million.

The level of our indebtedness and related debt service requirements could negatively impact our ability to obtain any necessary financing in the future for working capital, capital expenditures or other purposes. A substantial portion of our future cash flow from operations, if any, may be dedicated to the payment of principal and interest on our indebtedness. Our high leverage may also limit our flexibility to react to changes in business and may place us at a competitive disadvantage to less highly leveraged competitors. In addition, creditors who remain unpaid may initiate collection proceedings, which could hamper our operations due to our short term cash needs or the effect on our assets subject to debt.

•	WE HAVE A HISTORY OF OPERATING LOSSES AND HAVE BEEN UNPROFITABLE SINCE INCEPTION.

We incurred net losses of approximately $50.7 million from February 12, 1999 (date of inception) to September 30, 2004, including approximately $4.1 million of net loss in the quarter ended September 30, 2004. We expect to incur substantial additional operating losses in the future. We have a total accumulated deficit of approximately $50.9 million. During the nine months ended September 30, 2004 and 2003, we generated revenues from development contracts and prototype sales and income from foreign government subsidies in the amounts of $854,000 and $930,000, respectively. We cannot assure you that we will continue to generate revenues from operations or achieve profitability in the near future or at all.

•	WE NEED SIGNIFICANT FINANCING TO CONTINUE TO DEVELOP AND COMMERCIALIZE OUR TECHNOLOGY.

We may not be able to obtain sufficient funds to continue to operate or implement our new business plan. We will need to consummate a debt or equity financing transaction in the near term in order to implement our business plan. Financing may not be available on terms favorable to us or at all. Even if we do obtain financing, it may result in dilution to our stockholders.

RISKS RELATED TO OUR OPERATIONS

•	WE HAVE NOT PRODUCED COMMERCIAL QUANTITIES OF LITHIUM-ION BATTERIES.

Our construction of large batteries for military, transportation and stationary power applications requires customized, tailored solutions for each application. At present, we operate a pilot production line that produces limited quantities of advanced rechargeable batteries for OEM sampling and initial product runs. To be successful, we must ultimately produce our lithium-ion batteries (i) in large commercial quantities; (ii) at competitive costs; (iii) with appropriate performance characteristics; and (iv) with low failure rates. We currently have no high volume manufacturing capability or experience in large scale manufacturing of our advanced rechargeable batteries. We have limited experience in automated battery assembly and packaging technology. We cannot give assurance that we will be able to produce commercial lithium-ion batteries on a timely basis, at an acceptable cost or in the necessary commercial specifications or quantities.

•	COMPETITION IN THE RECHARGEABLE BATTERY INDUSTRY IS INTENSE.

The rechargeable battery industry consists of major domestic and international companies, many of which have financial, technical, manufacturing, distribution, marketing, sales and other resources substantially greater than ours. We compete against companies producing lithium batteries as well as other primary and rechargeable battery technologies. Further, our competitors may introduce emerging technologies or refine existing technologies which could compete with our products and have a significant negative impact on our business and financial condition.

•	MARKET ACCEPTANCE OF OUR BATTERIES IS UNCERTAIN.

We cannot assure you that any commercial lithium-ion batteries we are able to produce will achieve market acceptance. Market acceptance will depend on a number of factors, including:

•	Our ability to keep production costs low. Other advanced battery chemistries may be produced at a reduced cost. As we work to reduce the cost of our batteries, we expect that manufacturers of other advanced battery chemistries will do the same.

•	Lithium-ion battery life in high rate applications. While initial testing is promising, it is difficult to predict the life of lithium-ion batteries in high rate applications. If our batteries do not last long enough when used for high rate applications, it is unlikely that there will be market acceptance of our battery products.

•	Timely introductions of new products. Our introduction of new products will be subject to the inherent risks of unforeseen problems and delays. Delays in product availability may negatively affect their market acceptance.

•	OUR BATTERY TECHNOLOGY MAY BECOME OBSOLETE.

The market for our rechargeable batteries is characterized by changing technology and evolving industry standards, often resulting in product obsolescence or short product lifecycles. Changes in end-user requirements and new products introductions and enhancements by our competitors may also render our technology obsolete. Our success will depend upon our ability to introduce in a timely manner products whose performance will match or better our competitors’ products. There can be no assurance that our competitors will not develop technologies or products that would render our technology and products obsolete or less marketable.

•	OUR BUSINESS STRATEGY DEPENDS ON THE CONTINUED GROWTH OF THE LITHIUM BATTERY INDUSTRY.

We would be adversely affected if sales of rechargeable lithium batteries do not continue to grow. The growth in sales of rechargeable lithium batteries may be inhibited for any number of reasons, including:

•	competition from other battery chemistries;

•	the failure of large-scale commercial production of lithium battery powered hybrid electric vehicles (“HEVs”);

•	a significant downturn in military activities requiring rechargeable power sources; or

•	the failure of the markets to accept the use of lithium batteries in large-scale applications, such as energy storage.

•	WE MAY NOT BE ABLE TO ACCOMMODATE INCREASED DEMAND FOR OUR BATTERIES.

Rapid growth of our business may significantly strain our management, operations and technical resources. If we are successful in obtaining orders for commercial production of our batteries, we will be required to deliver large volumes of quality products to our customers on a timely basis and at a reasonable cost. We cannot assure you that we will obtain commercial scale orders for our batteries or that we will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. As our business grows, we will also be required to continue to improve our operations, management and financial systems and controls. Our failure to manage our growth effectively could have an adverse effect on our ability to produce products and meet the demands of our customers.

•	CERTAIN COMPONENTS OF OUR BATTERIES POSE SAFETY RISKS THAT MAY CAUSE ACCIDENTS IN OUR FACILITIES AND IN THE USE OF OUR PRODUCTS.

As with any battery, our lithium-ion batteries can short circuit when not handled properly. Due to the high energy and power density of lithium-ion batteries, a short circuit can cause rapid heat buildup. Under extreme circumstances, this could cause a fire. This is most likely to occur during the formation or testing phase of our process. While we incorporate safety procedures in our battery testing lab to minimize safety risks, we cannot assure you that an accident in any part of our facilities where charged batteries are handled will not occur. Any such accident could result in injury to our employees or damage to our facility and would require an internal investigation by our technical staff. Any such injuries, damages or investigations could lead to liability to our company and cause delays in further development and manufacturing of our product which could adversely affect our operations and financial condition.

Our manufacturing process incorporates pulverized solids, which can be toxic to employees when allowed to become airborne in high concentrations. We have incorporated safety controls and procedures into our pilot line manufacturing processes designed to maximize the safety of our employees and neighbors. Any related incident, including fire or personnel exposure to toxic substances, could result in significant production delays or claims for damages resulting from injuries, which could adversely affect our operations and financial condition.

•	WE MUST COMPLY WITH EXTENSIVE REGULATIONS GOVERNING SHIPMENT OF OUR BATTERIES AND OPERATION OF OUR FACILITY.

We are subject to the U.S. Department of Transportation and the International Transport Association regulations regarding shipment of lithium-ion batteries. Due to the size of our prototype HEV batteries, a permit is required to transport our lithium batteries from our manufacturing facility. Although similar batteries with other chemistries are routinely shipped from manufacturing facilities to all parts of the world, we cannot assure you that we will not encounter any difficulties in obtaining shipment permits or in complying with new or amended regulations regarding shipment of our products.

•	WE COULD INCUR SIGNIFICANT COSTS FOR VIOLATIONS OF OR TO COMPLY WITH APPLICABLE ENVIRONMENTAL AND OCCUPATIONAL HEALTH AND SAFETY LAWS AND REGULATIONS.

National, state, local and foreign laws impose various environmental controls on the manufacture, storage, use and disposal of lithium batteries and of certain chemicals used in the manufacture of lithium batteries. Although we believe that our operations are in substantial compliance with current environmental regulations and that there are no environmental conditions that will require material expenditures for clean-up at our facility or at facilities to which we have sent waste for disposal, we cannot assure you that new laws or regulations or changes in existing laws or regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, foreign, state and local governments may enact additional restrictions relating to the disposal of lithium batteries used by our customers which could require us to respond to those restrictions or could negatively affect the demand for those batteries.

As with all employers in the U.S., we must comply with U.S. Occupational and Safety Administration (OSHA) regulations designed for the protection of employees while at the workplace. We are also subject to U.S. Environmental Protection Agency (USEPA) and Pennsylvania Department of Environmental Protection Agency (PADEP) regulations designed to protect the environment from contaminants that can be discharged from manufacturing facilities. We cannot assure you that we will not incur significant expenses or encounter any difficulties in complying with OSHA, USEPA, and PADEP regulations.

•	OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO RETAIN KEY PERSONNEL.

Our success depends in large part upon the services of a number of key employees and senior management. If we lose the services of one or more of our key employees or senior management, it could have a significant negative impact on our business.

•	WE CANNOT GUARANTEE THE PROTECTION OF OUR TECHNOLOGY OR PREVENT THE DEVELOPMENT OF SIMILAR TECHNOLOGY BY OUR COMPETITORS.

Our success depends largely on the knowledge, ability, experience and technological expertise of our employees rather than on the legal protection of our patents and other proprietary rights. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to our products and manufacturing processes. We cannot guarantee the adequacy of protection these claims afford, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements, with our employees and consultants. We cannot guarantee the adequacy of protection these contractual measures afford.

We have patents issued and patent applications pending in the U.S., Europe and elsewhere. We cannot assure you (i) that patents will be issued from any pending applications, (ii) that the claims allowed under any patents will be sufficiently broad to protect our technology, (iii) that any patents issued to us will not be challenged, invalidated or circumvented, or (iv) as to the adequacy of protection any patents or patent applications afford.

If we are found to be infringing upon third party patents, we cannot assure you that we will be able to obtain licenses with respect to such patents on acceptable terms, if at all. Our failure to obtain necessary licenses could lead to costly attempts to design around such patents or delay or even foreclose the development, manufacture or sale of our products.

•	WE MAY FACE LIABILITY IF OUR BATTERIES FAIL TO FUNCTION PROPERLY.

We maintain liability insurance coverage that we believe is sufficient to protect us against potential claims. We cannot assure you that our liability insurance will continue to be available to us on its current terms or at all, or that such liability insurance will be sufficient to cover any claim or claims.

RISKS ASSOCIATED WITH OUR COMMON STOCK, PREFERRED STOCK AND DEBENTURES

•	WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK SO STOCKHOLDERS MUST SELL THEIR SHARES AT A PROFIT TO RECOVER THEIR INVESTMENT.

We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, for use in our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, our stockholders’ return on investment in our common stock will depend on their ability to sell our shares at a profit.

•	THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF AN INVESTMENT IN OUR STOCK TO DECLINE.

The market price of shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

•	our operating results;

•	our need for additional financing;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	developments in our patent or other proprietary rights or our competitors’ developments;

•	our relationships with current or future collaborative partners;

•	governmental regulation; and

•	other factors and events beyond our control.

In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

As a result of potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, this could result in substantial costs, a diversion of our management’s attention and resources and harm to our business and financial condition.

•	FUTURE SALES OF CURRENTLY OUTSTANDING SHARES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

As of November 19, 2004, we had 40,840,340 shares of common stock outstanding, without taking into account shares issuable upon exercise of the 10% debentures, outstanding warrants or outstanding options. Of these shares, as of November 19, 2004, approximately 35.8 million shares of our common stock are subject to restrictions on resale and approximately 5 million outstanding shares of our common stock are eligible for sale in the public market without restriction or registration. The shares issuable upon exercise or conversion of our outstanding warrants and 10% debentures will be restricted securities, however, the holders of certain of these securities have registration rights with respect to the common stock issuable upon exercise or conversion of these securities.

We filed a registration statement on April 29, 2004 under the Securities Act of 1933 to register the shares issuable upon conversion of $5,000,000 in principal amount of the 10% debentures, shares issuable upon exercise of 10,900,000 warrants and 35,809,282 shares of common stock. The foregoing securities included in the registration statement include all of the January 10% debentures, the warrants held by the 10% debenture holders, the warrants held by the finder and all of the common shares, 10% debentures and warrants held by Arch Hill Capital and Arch Hill Ventures other than shares issuable upon exercise of 5,000,000 warrants held by Arch Hill Capital. However, pursuant to an agreement entered into with the holders of the January 2004 debentures, any Arch Hill Capital and Arch Hill Ventures securities included in the registration statement may not be sold prior to July 9, 2005, unless the January 2004 debentures have been repaid or converted prior to that time.

On July 9, 2004, the registration statement we filed under the Securities Act of 1933 to register all such securities held by the January 2004 debenture holders, the warrants held by the finder in the January 2004 debenture financing and securities held by Arch Hill Capital and Arch Hill Ventures, was declared effective by the Securities and Exchange Commission. During such time as the registration statement is effective these shares will be available for sale in the open market, other than the shares held by Arch Hill Capital or Arch Hill Ventures which may not be sold prior to July 9, 2005, unless the January 2004 debentures have been repaid or converted prior to that time. The future sale of a substantial number of shares of common stock by existing debenture holders, stockholders, warrant holders and option holders could have an adverse impact on the market price of our common stock. In addition, the market price of our common stock could drop in response to the perception that these sales could occur.

•	ARCH HILL CAPITAL IS A CONTROLLING STOCKHOLDER OF LTC AND IS THEREFORE ABLE TO CONTROL THE MANAGEMENT AND POLICIES OF LTC.

Arch Hill Capital beneficially owns:

(i)	35,809,282 outstanding shares of our common stock;

(ii)	$3,000,000 of our April 2004 debentures convertible into 40,000,000 shares of common stock (at an assumed conversion price of $0.075 per share);

(iii)	$200,000 of interest payable on the April 2004 debentures in 2,666,666 share of our common stock (at an assumed price of $0.075 per share)

(iv)	warrants to purchase up to 1,500,000 shares of common stock at $2.00 per share;

(v)	warrants to purchase up to 10,500,000 shares of our common stock at $2.40 per share;

(vi)	1,705 shares of Series A Preferred Stock convertible into 14,208,333 shares of common stock (at an assumed conversion price of $0.12 per share);

(vii)	125% A Warrants to purchase up to 7,104,166 shares of common stock (with an assumed exercise price of $0.20);

(viii)	150% A Warrants to purchase up to 7,104,166 shares of common stock (with an assumed exercise price of $0.24);

(ix)	1,840 shares of Series B Preferred Stock convertible into 1,022,223 shares of common stock (at a conversion price of $1.80 per share);

(x)	125% B Warrants to purchase up to 1,022,223 shares of common stock; and

(xi)	150% B Warrants to purchase up to 1,022,223 shares of common stock.

The 121,348,907 shares of our common stock beneficially owned by Arch Hill Capital constitute approximately 96% of our common stock on an as-converted basis, including shares beneficially owned by Arch Hill Capital and shares issuable upon conversion of convertible securities held by Arch Hill Capital but not including any shares issuable upon conversion of outstanding convertible securities held by any other person. Accordingly, Arch Hill Capital is a controlling stockholder and is able to control the outcome of most matters submitted to our stockholders for approval, including the election of our directors, any amendments to our Certificate of Incorporation or a merger, sale of assets or other significant transaction without the approval of our other stockholders. In addition, Arch Hill Capital controls a majority of the voting power of GAIA Holding and GAIA by virtue of its ownership of a controlling interest in LTC. As a result, Arch Hill Capital has an effective veto power over corporate transactions by LTC, GAIA Holding or GAIA which management or non-control stockholders of such entities might desire.

The calculation of percentage of our common stock beneficially owned by Arch Hill Capital is based on the number of shares of our common stock currently outstanding as of November 19, 2004 (40,840,340) plus the number of shares of our common stock issuable to Arch Hill Capital upon conversion of convertible securities held by such entity.

•	OUR 10% DEBENTURES HAVE A FLUCTUATING CONVERSION RATE WHICH COULD CAUSE SUBSTANTIAL DILUTION TO STOCKHOLDERS AND ADVERSELY AFFECT OUR STOCK PRICE.

Conversion of a material amount of our 10% debentures could materially affect a stockholder’s investment in us. As of November 19, 2004, $1,618,550 in principal amount of 10% debentures were issued and outstanding. The 10% debentures are convertible into a number of shares of common stock determined by dividing the principal amount converted by the conversion price in effect. If converted on November 19, 2004, the conversion price in effect would have been $0.075 and the 10% debentures would have converted into 21,580,666 shares of our common stock, not including any shares that may be issued in respect of accrued interest at the option of the 10% debenture holders. This number of shares, however, could be significantly greater in the event of a decrease in the trading price of our common stock. Purchasers of our common stock could therefore experience substantial dilution of their investment upon conversion of the 10% debentures. The 10% debentures are not registered and may be sold only if registered under the Securities Act or sold under an applicable exemption from registration. The shares issuable upon conversion of the 10% debentures and attached warrants are registered under the Securities Act as described above. See “Future Sales of Currently Outstanding Shares of Our Common Stock Could Adversely Affect Our Stock Price.”

As of November 19, 2004, attached warrants to purchase 2,500,000 shares of common stock issued to the purchasers of the 10% debentures were outstanding. The warrants are exercisable over the next five years at a price of $2.00 per share. In addition, warrants to purchase 10,500,000 shares of our common stock at a price of $2.40 per share are also held by the April 2004 debenture holders. The exercise price of the warrants may be adjusted from time to time under certain antidilution provisions.

Our 10% debentures are convertible by the debenture holders into shares of our common stock at any time at a conversion price equal to 50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one day prior to the date we receive a conversion notice from a 10% debenture holder. Conversion of a material amount of our 10% debentures could significantly dilute the value of a stockholder’s investment in us.

Set forth in the table below is the potential dilution to the stockholders and ownership interest of the holders of our 10% debentures which would occur upon conversion of $5,000,000 in principal amount of our 10% debentures. The calculations in the table are based upon the 40,840,340 shares of our common stock which are currently outstanding and shares issuable upon conversion of the 10% debentures at the following conversion prices.

	Conversion At Assumed Conversion Price of $0.75	Conversion At Assumed Conversion Price of $0.50	Conversion At Assumed Conversion Price of $0.25	Conversion At Assumed Conversion Price of $0.075
Conversion Price	$0.75	$0.50	$0.25	$0.075
Shares Issued on Conversion	6,666,667	10,000,000	20,000,000	66,666,666
Percentage of Outstanding Common Stock	14%	20%	33%	62%

Also, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares of common stock caused by a conversion of the 10% debentures or exercise of the warrants would dilute the earnings per share and book value of all of our outstanding shares of common stock. If these factors were reflected in the trading price of our common stock, the potential realizable value of a stockholder’s investment in us could also be adversely affected.

•	A DEFAULT BY US UNDER OUR JANUARY 2004 DEBENTURES WOULD ENABLE THE JANUARY 2004 DEBENTURE HOLDERS TO TAKE CONTROL OF SUBSTANTIALLY ALL OF OUR U.S. ASSETS.

Our January 2004 debentures are secured by a security agreement under which we pledged substantially all of our U.S. assets, including our goods, fixtures, equipment, inventory, contract rights and receivables. A default by us under the January 2004 debentures would enable the January 2004 debenture holders to take control of substantially all of our U.S. assets. The January 2004 debenture holders have no operating experience in the industry which could force us to substantially curtail or cease our operations.

•	THE SERIES A PREFERRED STOCK HAS A FLUCTUATING CONVERSION RATE WHICH COULD CAUSE SUBSTANTIAL DILUTION TO STOCKHOLDERS AND ADVERSELY AFFECT OUR STOCK PRICE.

Conversion of a material amount of our Series A Preferred Stock could materially affect a stockholder’s investment in us. As of November 19, 2004, $4,882,000 Series A Preferred Stock were issued and outstanding. The Series A Preferred Stock are convertible into a number of shares of common stock determined by dividing the amount converted by the conversion price in effect. Assuming a conversion price of $0.12 the Series A Preferred Stock would convert into 40,683,333 shares of our common stock. This number of shares, however, could be significantly greater in the event of a decrease in the trading price of our common stock. Purchasers of our common stock could therefore experience substantial dilution of their investment upon conversion of the Series A Preferred Stock. The Series A Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold under an applicable exemption from registration. The shares issuable upon conversion of the Series A Preferred Stock and attached warrants are registered under the Securities Act as described above. See “Future Sales of Currently Outstanding Shares of Our Common Stock Could Adversely Affect Our Stock Price.”

As of November 19, 2004, attached warrants to purchase shares of common stock issued to the purchasers of the Series A Preferred Stock were outstanding. The warrants are exercisable over the next five years at a fluctuating price.

Our Series A Preferred Stock are convertible by the debenture holders into shares of our common stock at any time at a conversion price equal to 80% of the average closing price of our common stock for the twenty trading days preceding day we receive a conversion notice from a Series A Preferred Stock holder. Conversion of a material amount of our Series A Preferred Stock could significantly dilute the value of a stockholder’s investment in us.

Set forth in the table below is the potential dilution to the stockholders and ownership interest of the holders of our Series A Preferred Stock which would occur upon conversion of $4,882,000 in amount of our Series A Preferred Stock. The calculations in the table are based upon the 40,840,340 shares of our common stock which are currently outstanding and shares issuable upon conversion of the Series A Preferred Stock at the following conversion prices.

	Conversion At Assumed Conversion Price of $0.75	Conversion At Assumed Conversion Price of $0.50	Conversion At Assumed Conversion Price of $0.25	Conversion At Assumed Conversion Price of $0.12
Conversion Price	$0.75	$0.50	$0.25	$0.12
Shares Issued on Conversion	6,509,333	9,764,000	19,528,000	40,683,333
Percentage of Outstanding Common Stock	14%	21%	32%	50%

Also, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares of common stock caused by a conversion of the Series A Preferred Stock or exercise of the warrants would dilute the earnings per share and book value of all of our outstanding shares of common stock. If these factors were reflected in the trading price of our common stock, the potential realizable value of a stockholder’s investment in us could also be adversely affected.

ITEM 3. CONTROLS AND PROCEDURES

As of September 30, 2004, an evaluation was carried out under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. No changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses, occurred during the third quarter of fiscal 2004 or subsequent to the date of the evaluation by our management thereof.

PART II.

OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

None.

ITEM 2. CHANGES IN SECURITIES

On July 15, 2004, the Company issued 18,072 shares of Company common stock to a consultant for services rendered. We believe that the issuance was exempt from registration under Section 4(2) of the Securities Act of 1933 because such issuance was made to a limited group of persons, who was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with us or our management and since such person was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates evidencing the shares and/or agreements relating to the right to purchase such shares described above.

The January 2004 debentureholders have converted a portion of the January 2004 debentures into shares of Company common stock, pursuant to the terms of the January 2004 debentures, as follows: (i) on July 12, 2004, $150,000 of debentures were converted into 250,000 shares at a conversion price of $0.60 per share; and (ii) on August 26, 2004, $80,000 of debentures were converted into 250,000 shares at a conversion price of $0.32 per share. On July 27, 2004, the Company issued 11,988 shares of Company common stock as interest on the January 2004 debentures converted on July 12, 2004.

During the period October 1, 2004 to November 19, 2004, the holders of the January 2004 debentures converted a portion of the January 2004 debentures into shares of Company common stock, pursuant to the terms of the January 2004 debentures as follows: (i) on October 7, 2004, $50,000 of debentures were converted into 250,000 shares at a conversion price of $0.20 per share; (ii) on October 18, 2004, $22,500 of debentures were converted into 250,000 shares at a conversion price of $0.09 per share; (iii) on October 29, 2004, $20,200 of debentures were converted into 250,000 shares at a conversion price of $0.08 per share; (iv) on November 15, 2004, $18,750 of debentures were converted into 250,000 shares at a conversion price of $0.075 per share and (v) on November 19, 2004, $18,750 of debentures were converted into 250,000 shares at a conversion price of $0.075 per share.

On August 30, 2004, the Company closed on the sale of $3,806,000 of its securities in a private placement. The Company sold 261 A Units (“A Units”) for $261,000 cash. On August 30, 2004, the Company also sold 1,705 A Units in exchange for $1,705,000 of its outstanding debt and 1,840 B Units (“B Units”) in exchange for $1,840,000 of outstanding debt, in each case held by Arch Hill Capital. On September 14, 2004, the Company sold 259 A Units for $259,000 cash. During the period October 1, 2004, to November 19, 2004, the Company sold 2,425 A Units for $2,425,000 cash in the Company’s private placement.

Issuance of the Units sold was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act or pursuant to Regulation S promulgated under the Securities Act. The Units sold to U.S. persons were sold to accredited investors in a private placement without the use of any form of general solicitation or advertising. The underlying securities are “restricted securities” subject to applicable limitations on resale.

The Units sold pursuant to Regulation S were sold to persons who were not U.S. persons and did not acquire the securities for the account or benefit of a U.S. person in a private placement outside of the U.S. No directed selling efforts were made in the U.S. and applicable offering restrictions and additional conditions were implemented. The underlying securities are “restricted securities” subject to applicable limitations on resale.

During the period October 1, 2004 to November 19, 2004, the holders of 841 A Units exchanged the Series A Preferred Stock rights into $841,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible and have converted such notes into an aggregate of 5,349,173 shares of Company common stock.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a)	The following Exhibits are filed as part of this Report or incorporated herein by reference:

10.73	Form of Consulting Agreement dated as of July 12, 2004 between Lithium Technology Corporation and Ilion Technology Corporation.(1)

10.74	Form of 125% A Warrant. (2)

10.75	Form of 150% A Warrant. (2)

10.76	Form of 125% B Warrant. (2)

10.77	Form of 150% B Warrant. (2)

10.78	Form of Convertible Note Issuable in Lieu of Series A Preferred Stock. +

10.79	Form of Convertible Note Issuable in Lieu of Series B Preferred Stock. +

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes Oxley Act of 2002 +

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 +

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 +

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 +

(1)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.
(2)	Incorporated herein by reference to LTC’s Report on Form 8-K dated August 30, 2004.
+	Exhibit filed herewith in this Report.
(b)	Reports on Form 8K. During the quarter ended September 30, 2004, we filed the following Reports on Form 8-K.

On August 31, 2004, we filed a Report on Form 8-K reporting on the sale of securities in a private placement.

On November 11, 2004, we filed a Report on Form 8-K reporting on the sale of securities in a private placement.

On November 16, 2004, we filed a Report on Form 8-K reporting on the sale of securities in a private placement.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LITHIUM TECHNOLOGY CORPORATION
Date: November 22, 2004

	BY:	/s/ Franz J. Kruger
Franz J. Kruger, Chief Executive Officer
(Principal Executive Officer)

	BY:	/s/ John M. McGovern
John J. McGovern, Chief Financial Officer
(Principal Financial and Accounting Officer)